                           Offer to Purchase for Cash             Exhibit (a)(1)
                     All Outstanding Shares of Common Stock
                                       of

                                 ACORDIA, INC.

                                       at

                          $40.00 NET PER SHARE IN CASH

                                       by

                             AICI ACQUISITION CORP.
                          a wholly owned subsidiary of

                        ANTHEM INSURANCE COMPANIES, INC.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON THURSDAY, JULY 3, 1997, UNLESS THE OFFER IS EXTENDED.
                               ------------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED,
  AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, AT LEAST A MAJORITY OF THE THEN ISSUED AND OUTSTANDING SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE (THE "COMMON STOCK"), OF ACORDIA, INC. (THE "COMPANY"), OTHER THAN SHARES OF COMMON STOCK BENEFICIALLY OWNED BY AICI ACQUISITION CORP. (THE
   "PURCHASER"), ANTHEM INSURANCE COMPANIES, INC. ("PARENT"), PARENT'S OTHER SUBSIDIARIES AND PARENT'S EXECUTIVE OFFICERS AND DIRECTORS. SEE "INTRODUCTION"
           AND "THE TENDER OFFER -- CERTAIN CONDITIONS OF THE OFFER."

   THE BOARD OF DIRECTORS OF THE COMPANY, BASED UPON, AMONG OTHER THINGS THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS (THE "COMPANY SPECIAL COMMITTEE"), HAS DETERMINED THAT THE MERGER
AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE
  MERGER, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE MERGER
   AGREEMENT, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS (OTHER THAN THE PARENT AND THE PURCHASER) AND HAS APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS (EXCLUDING CERTAIN
INTERESTED DIRECTORS WHO ABSTAINED) THAT SUCH STOCKHOLDERS ACCEPT THE OFFER AND
          TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER.

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED
       IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                   IMPORTANT

Any stockholder desiring to tender all or any portion of such stockholder's Common Stock should either (i) complete and sign the Letter of Transmittal provided herewith (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal and mail or deliver the Letter of Transmittal (or such facsimile) and all other required documents to the Depositary (as defined herein) together with the certificates for such Common Stock to the Depositary, or tender such Common Stock pursuant to the procedure for book-entry transfer set forth in the section entitled "THE TENDER OFFER -- Procedures for Tendering Common Stock," or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Common Stock registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Common Stock.

If a stockholder desires to tender Common Stock and such stockholder's certificate for such Common Stock is not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected by following the procedure for guaranteed delivery set forth in the section entitled "THE TENDER
OFFER -- Procedures for Tendering Common Stock."

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Dealer Manager or the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                      The Dealer Manager for the Offer is:

                             [CREDIT SUISSE LOGO]

June 6, 1997

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
INTRODUCTION..........................................................................   1
SPECIAL FACTORS.......................................................................   3
  Background of the Offer.............................................................   3
  Analysis of Credit Suisse First Boston as Financial Advisor to Parent...............   8
  Fairness of the Offer...............................................................  14
  The Merger Agreement................................................................  14
  Purpose of the Offer and the Merger; Plans for the Company..........................  17
  Interests of Certain Persons; Stockholdings of Certain Officers and Directors; and
     Related Transactions.............................................................  19
  Certain Federal Income Tax Consequences.............................................  21
  Appraisal Rights....................................................................  21

THE TENDER OFFER......................................................................  23
  Terms of the Offer..................................................................  23
  Procedures for Tendering Common Stock...............................................  25
  Withdrawal Rights...................................................................  28
  Acceptance for Payment and Payment..................................................  29
  Price Range of Common Stock; Dividends on the Common Stock..........................  30
  Certain Effects of the Offer........................................................  30
  Certain Information Concerning the Company..........................................  31
  Certain Information Concerning Parent and the Purchaser.............................  32
  Source and Amount of Funds..........................................................  34
  Dividends and Distributions.........................................................  34
  Certain Conditions of the Offer.....................................................  34
  Certain Legal Matters...............................................................  36
  Fees and Expenses...................................................................  37
  Miscellaneous.......................................................................  39
Schedule I    --  Directors and Executive Officers of Parent and the Purchaser
Schedule II   --  Parent Purchases of Common Stock
Annex I       --  Section 262 of the General Corporation Law of the State of Delaware

TO THE HOLDERS OF COMMON STOCK OF ACORDIA, INC.:

                                  INTRODUCTION

     AICI Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Anthem Insurance Companies, Inc., an Indiana mutual insurance company ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $1.00 per share (the "Common Stock"), of Acordia, Inc., a Delaware corporation (the "Company"), not already owned by the Purchaser, Parent or Parent's other subsidiaries at a price of $40.00 per share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Common Stock by Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of Credit Suisse First Boston Corporation ("Credit Suisse First Boston"), as Dealer Manager (in such capacity, the "Dealer Manager"), First Chicago Trust Company of New York, as Depositary (the "Depositary"), and D. F. King & Co., Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See "THE TENDER OFFER -- Fees and Expenses."

     The Board of Directors of the Company, based upon, among other things, the unanimous recommendation of the Company Special Committee, has determined that the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (as defined below), upon the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and its stockholders (other than Parent and the Purchaser) and has approved the Offer, the Merger and the Merger Agreement and recommends (excluding certain interested directors who abstained) that such stockholders accept the Offer and tender their Common Stock to the Purchaser pursuant to the Offer. Reference is made to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to the Company's stockholders herewith. Stockholders are urged to read the Schedule 14D-9 in its entirety for a description of the assumptions made, factors considered and procedures followed by the Company Special Committee and the Company's Board of Directors in making the approvals, determinations and recommendations set forth above.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 2, 1997 (the "Merger Agreement") among the Company, Parent and the Purchaser. The Merger Agreement provides, among other things, that promptly following the purchase of shares of Common Stock pursuant to the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). The Company will continue as the surviving corporation (the "Surviving Corporation") and as a wholly owned subsidiary of Parent following consummation of the Merger. If the Purchaser owns at least 90% of the outstanding shares of Common Stock of the Company, Purchaser will have the ability to consummate the Merger without a meeting or vote of the stockholders of the Company pursuant to the "short form" merger provisions of the DGCL. Pursuant to the Merger each then outstanding share of Common Stock, other than Common Stock owned by the Purchaser, Parent or Parent's other subsidiaries, shares held in the treasury of the Company and Common Stock owned by stockholders who perfect their dissenters' rights under the DGCL, would be converted into the right to receive an amount in cash equal to the Offer Price without interest. See "SPECIAL FACTORS -- Purpose of the Offer and the Proposed Merger; Plans for the Company" and "SPECIAL FACTORS -- Appraisal Rights."

     THE OFFER IS CONDITIONED (THE "MINIMUM TENDER CONDITION") UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE THEN ISSUED AND OUTSTANDING SHARES OF COMMON STOCK, OTHER THAN SHARES OF COMMON STOCK BENEFICIALLY OWNED BY THE PURCHASER, PARENT, PARENT'S OTHER SUBSIDIARIES AND THE EXECUTIVE OFFICERS AND DIRECTORS OF PARENT (THE "MINIMUM NUMBER OF SHARES"). SEE "THE TENDER
OFFER -- CERTAIN CONDITIONS OF THE OFFER."

     The Company has represented to the Purchaser that as of June 2, 1997, there were 13,016,378 shares of Common Stock outstanding, 2,218,605 shares of Common Stock reserved for issuance under the Company's employee stock option and award plans (with 1,362,467 options outstanding thereunder) (the "Stock Options") and 1,500,000 shares of Common Stock reserved for issuance pursuant to outstanding warrants to purchase 1,500,000 shares of Common Stock issued to Great American Insurance Company in connection with the Company's 1993 acquisition of the outstanding capital stock of American Business Insurance, Inc. from Great American Insurance Company (the "Great American Warrants"). The Company has 10,000,000 shares of Preferred Stock authorized, but none of such shares have been issued. As of March 10, 1997, there were approximately 450 holders of record of the Common Stock.

     Based on the foregoing and assuming that all Stock Options and the Great American Warrants are surrendered for the cash value thereof in accordance with the terms of the Merger Agreement (see "SPECIAL FACTORS -- Background of the Offer; Merger Agreement") and that no new shares of Common Stock have been issued or Stock Options have been granted and exercised after June 2, 1997, there will be 13,016,378 shares of Common Stock outstanding on the Expiration Date (as defined below) entitled to 13,016,378 votes. Following the contribution of shares from Parent to the Purchaser on or prior to the Expiration Date, the Purchaser will own 8,693,056 shares of Common Stock, representing approximately 66.8% of the outstanding shares of Common Stock on the Expiration Date. See "THE TENDER OFFER -- Certain Information Concerning Parent and the Purchaser." As set forth on Schedule I to this Offer to Purchase, the executive officers and directors of Parent beneficially own, in the aggregate, 188,886 shares of Common Stock of the Company (excluding shares subject to unexercised Stock Options). See "SPECIAL FACTORS -- Interests of Certain Persons; Stockholdings of Certain Officers and Directors; and Related Transactions." Thus, based on the foregoing assumptions, 2,067,219 shares of Common Stock would be the Minimum Number of Shares. In the event the Great American Warrants are exercised in full, 2,817,219 shares of Common Stock would be the Minimum Number of Shares.

     The Purchaser has been advised by the Company, that to the best of the Company's knowledge, except as set forth below, each of the Company's executive officers and directors has indicated his or her respective intentions to tender all shares of Common Stock owned by him or her pursuant to the Offer. One director of the Company has indicated that he intends to make donations to charitable institutions of not more than 500 shares, with the expectation that such donees will tender such donated shares pursuant to the Offer. See "SPECIAL FACTORS -- Interests of Certain Persons; Stockholdings of Certain Officers and Directors; and Related Transactions."

     The Offer is subject to certain other conditions. See "THE TENDER
OFFER -- Certain Conditions of the Offer." The Purchaser expressly reserves the right, in its sole discretion, to waive any one or more of the conditions to the Offer; provided, that the Purchaser has agreed that it will not waive the Minimum Tender Condition without the consent of a majority of the current members of the Company's Special Committee (the "Independent Directors").

     If, after giving effect to the purchase of Common Stock in the Offer, the Purchaser owns 90% or more of the outstanding Common Stock, the Purchaser intends to effect the Merger as a "short-form" merger under the DGCL, without a vote of the stockholders of the Company. In order to obtain such 90% ownership, the Purchaser must purchase at least 3,021,685 shares of Common Stock in the Offer, assuming all Stock Options and the Great American Warrants are surrendered in accordance with the provisions of the Merger Agreement for cash rather than exercised (or 5,597,905 shares of Common Stock, assuming all Stock Options and the Great American Warrants are exercised). Such 3,021,685 shares of

Common Stock represent approximately 69.9% of the 4,323,322 shares of Common Stock not currently beneficially owned by Parent. If, after giving effect to the purchase of shares of Common Stock by the Purchaser in the Offer, the Purchaser owns less than 90% of the outstanding shares of Common Stock, the Merger will have to be approved by the Company's stockholders. Pursuant to the terms of the Company's Certificate of Incorporation, the Merger and the Merger Agreement must be approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. By reason of Parent's current ownership of shares of Common Stock (which will be transferred to the Purchaser on or prior to the Expiration Date), the Purchaser will have sufficient voting power to approve the Merger and the Merger Agreement without the vote of any of the other stockholders of the Company and regardless of the number of shares of Common Stock purchased by the Purchaser pursuant to the Offer. Parent and the Purchaser have agreed in the Merger Agreement to vote or cause to be voted all shares of Common Stock owned by them in favor of approval and adoption of the Merger Agreement and the Merger.

     In the event the Offer is not consummated, Parent and the Purchaser intend to explore all options which may be available to them at such time, which may include, without limitation, the acquisition of Common Stock through open market purchases, privately negotiated transactions, another tender offer or exchange offer or otherwise upon such terms and at such prices as they shall determine, which may be more or less than the price to be paid pursuant to the Offer. Parent and the Purchaser also reserve the right to dispose of Common Stock.

     The Company's Board of Directors declared a quarterly cash dividend to holders of record of Common Stock as of May 27, 1997 of $0.20 per share on May 13, 1997, payable on June 16, 1997. Such holders of record will be entitled to receive the quarterly cash dividend whether or not they tender their Common Stock pursuant to the Offer, and no adjustment will be made to the price in the Offer or to any other terms of the Offer as a result of the payment of any such quarterly dividend to such stockholders.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

BACKGROUND OF THE OFFER

     The Company was organized and initially capitalized by Parent in September 1989. In October 1992, the Company completed its initial public offering. Following the initial public offering, Parent owned 63.3% of the Company's outstanding Common Stock (62.5% on a fully diluted basis). Beginning in October 1995, Parent's Board of Directors authorized the purchase of up to two million shares of the Company's Common Stock. Purchases have been made from time to time in the open market at prevailing prices or in privately negotiated transactions. Parent has made no open market purchases of the Company's Common Stock since June 1996. See Schedule II to this Offer to Purchase. Since October 1995, Parent has acquired 487,488 additional shares of Common Stock which, in addition to the acquisition by the Company of shares of its Common Stock in a privately negotiated purchase, has resulted in Parent's ownership increasing to 66.8% (54.7% on a fully diluted basis).

     According to the Company's publicly available filings, the Company has grown through the acquisition of insurance brokerage companies and third party administrators, through the creation of new Acordia companies and the expansion of existing Acordia companies. From 1992 through the present, a significant portion of the Company's revenues have been derived from commissions on Parent's products and revenues and from the provision of various administrative services to Parent and its affiliates. Commissions and fees to the Company from entities affiliated with Parent were $291.0 million and $233.1 million in 1996 and 1995, respectively. See "-- Interests of Certain Persons; Stockholdings of Certain Officers and Directors; and Related Transactions." Because of the high percentage of the Company's revenues derived from the sale and servicing of Parent's life and health products, the Company has stated that it is inevitable that industry forces affecting Parent will also affect the Company.

     In addition, certain of the Company's and Parent's management has been at times overlapping. L. Ben Lytle, the President and Chief Executive Officer of Parent and Chairman of the Board of the Company, served as Chief Executive Officer of the Company from the time the Company began operations through November 1996, and as President from March 1993 through November 1994. Patrick
M. Sheridan, Executive Vice President, Chief Financial Officer and a Director of the Company, served as Executive Vice President and Chief Financial Officer of the Company from August 1989 through August 1996. See "-- Interests of Certain Persons; Stockholdings of Certain Officers and Directors; and Related Transactions."

     In 1995 the Company and Parent, as part of their continuing strategic initiatives, began looking at ways to reduce the administration and marketing expense portion of the total healthcare premium dollar in light of the intense competition and changes occurring in the healthcare industry. During 1996, Parent also redefined its strategic direction to focus on its healthcare mission, in line with its assessment of the opportunities presented by the changing dynamics of the healthcare industry, and began divesting itself of businesses not directly supportive of the healthcare mission. Although Parent and the Company agreed with respect to the cancellation of the administration and wholesale distribution functions for Parent's products outside of Indiana, Kentucky and Ohio, as described in part below, no agreement could be reached with respect to any modification in the arrangements regarding these functions in Indiana, Kentucky and Ohio. The business conducted in these states represents a material portion of the Company's operations. Discussions regarding cost issues continued into 1997 in the context of the ongoing business relationships between the Company and Parent and its affiliated insurers under various administrative and marketing arrangements. Although these discussions addressed a variety of topics and several possible alternatives, including a going private transaction, they were not understood by either party to be, and were not intended as, proposals regarding the acquisition by Parent of the remaining equity interest of the Company, and these discussions did not result in negotiations between the Company and Parent regarding any such acquisition.

     The timing of Parent's strategic review of its ownership relationship with the Company has also been affected by a recent, comprehensive codification of statutory accounting principles for insurers undertaken by the National Association of Insurance Commissioners ("NAIC"). While the codification has not yet been completed, Parent anticipates that the resulting changes may become effective by year end 1998 and would require Parent to revise the methodology for determining the carrying value of the Company's Common Stock held as an investment in affiliated common stock. This change under the new principles is expected to eliminate the entire carrying value of the Company's Common Stock, regardless of its fair market value or published share prices. As a result of the expected codification of the new principles by the NAIC, Parent has determined that, whether or not the Offer or Merger is completed, Parent intends to revise the carrying value of the Company's Common Stock to zero, effective with its June 30, 1997 quarterly statement to be filed with the Indiana Insurance Commissioner. Parent believes that the changes in statutory accounting principles proposed by the NAIC would diminish the benefit to Parent of having an investment in a publicly traded affiliate.

     In September 1996, Parent retained Credit Suisse First Boston to assist its management in reviewing alternatives with respect to Parent's interest in the Company and Parent's healthcare mission. As part of this review, Credit Suisse First Boston undertook, in consultation with Parent's and the Company's management, a business and financial analysis of the Company and a review of various alternatives. In December 1996, Parent amended its engagement with Credit Suisse First Boston to include the analysis and evaluation of the business, operations and financial position of the Company's insurance brokerage operations that are independent of the administrative and marketing services provided to Parent ("Acordia Brokers") and the exploration of a possible sale of Acordia Brokers. During this period there were further discussions at the management level regarding administrative and marketing costs issues as the Company and Parent developed their respective 1997 business plans. However, no action was taken by the Board of Directors of either Parent or the Company.

     In January 1997, Parent and the Company, as part of the strategic developments within Parent, decided that the wholesale marketing and distribution functions for Parent's products outside of Indiana, Kentucky and Ohio should be performed by Parent. Parent agreed to pay the Company a one-time cancellation fee of

$6.0 million, one-half of which was paid in the first quarter 1997 and the remainder of which will be paid during the second quarter of 1997.

     On February 6, 1997, the Company issued a press release announcing its decision to undertake a strategic review of its business operations, including a review of the Company's relationship with Parent. The Company also announced that its Board had been informed by Parent that Parent was undertaking its own strategic review, including an analysis of its business relationship with and investment in the Company. The Company further announced that its Board of Directors had created the Company Special Committee to evaluate any proposals made by or involving Parent, and authorized it to retain such financial or other advisers as might be necessary to assist the Company Special Committee in the evaluation process. John C. Crane was designated as Chairman of the Company Special Committee. The press release also stated that the Company was projecting that revenues from the Company's health-related operations would be flat to slightly down when compared to 1996.

     At such time, Parent also informed the Company that no decision had as yet been made by Parent as to what, if any, changes it believed should be made with respect to Parent's business relationship with and investment in the Company and that, as part of the evaluation process, Credit Suisse First Boston had been asked to explore the possible sale of Acordia Brokers and the possible reorganization of the Company's health business. In late February 1997, the Board of Directors of Parent appointed a special committee of outside directors (the "Parent Special Committee") to review and evaluate any proposals developed regarding the Company, to make recommendations with respect to any such proposals to the full Board of Directors of Parent and to oversee any negotiations between Parent and others with respect to such proposals. Frank B. Hower, Jr. was designated as Chairman of the Parent Special Committee.

     Subsequent to the issuance of the February 6, 1997 press release, Credit Suisse First Boston began soliciting indications of interest from prospective purchasers of Acordia Brokers.

     The Company Special Committee held its first meeting on February 20, 1997. At this meeting, the Company Special Committee discussed the retention of independent advisors and the process by which such advisors would be selected.

     On March 11, 1997, the Company Special Committee met to interview five financial advisor candidates. Following discussion, the Company Special Committee selected Alex. Brown & Sons Incorporated ("Alex. Brown") as financial advisor to the Company Special Committee. This selection was followed shortly thereafter by the selection of Jones, Day, Reavis & Pogue ("Jones Day") to serve as legal counsel to the Company Special Committee.

     The Parent Special Committee held its first meeting on March 27, 1997. The meeting was attended by representatives of Credit Suisse First Boston and Vorys, Sater, Seymour and Pease, special counsel to Parent and the Parent Special Committee ("Vorys Sater"). Credit Suisse First Boston advised the Parent Special Committee on the process for valuing and analyzing the possible sale of Acordia Brokers. Vorys Sater advised the Parent Special Committee of its fiduciary duties under Indiana law and the legal issues to be considered with respect to any transaction involving the Company and the possible sale of Acordia Brokers.

     The next meeting of the Company Special Committee occurred on April 11, 1997. The meeting was attended by representatives of Alex. Brown and Jones Day. At this meeting, Alex. Brown advised the Company Special Committee on the process for valuing and analyzing the Company's business operations and on their progress in due diligence. Jones Day briefed the Company Special Committee on its fiduciary duties and responsibilities to minority shareholders under Delaware law. The Company Special Committee was also updated on the status of Credit Suisse First Boston's evaluation of a possible sale of Acordia Brokers.

     Between February 1997 and early May 1997, executives of each of the Company and Parent had frequent communications regarding day-to-day operations as well as general discussions regarding Parent's business relationship with and investment in the Company.

     On May 6, 1997, the Company Special Committee met. The meeting was attended by representatives of Alex. Brown and Jones Day. At this meeting, Alex. Brown provided the Company Special Committee with a preliminary assessment of Alex. Brown's view on the valuation of, and valuation methodology with respect to, the components of the Company.

     On May 7, 1997, Credit Suisse First Boston met with Alex. Brown at Alex. Brown's offices in Baltimore, Maryland. At this meeting, Credit Suisse First Boston provided Alex. Brown with its initial views on an appropriate valuation of, and valuation methodology with respect to, the components of the Company.

     On May 9, 1997, the Parent Special Committee met and was updated on the progress of negotiations with respect to the possible sale of Acordia Brokers and considered the possible terms of a transaction with the Company. Vorys Sater again briefed the Parent Special Committee on its fiduciary duties under Indiana law and the duties owed to minority shareholders under the DGCL. In addition, on May 9, the Parent Special Committee, through Credit Suisse First Boston, received proposals with respect to the possible sale of Acordia Brokers.

     On May 12, 1997, the Parent Special Committee met by telephone with Credit Suisse First Boston and Vorys Sater present. Credit Suisse First Boston described the proposals received for Acordia Brokers. Each proposal provided for a leveraged buyout of Acordia Brokers and contained financing conditions. The Parent Special Committee unanimously resolved to proceed to negotiations with one of the bidders, whose proposal was within the valuation ranges ultimately established for Acordia Brokers by Credit Suisse First Boston and Alex. Brown. Credit Suisse First Boston recommended that the Parent Special Committee authorize Credit Suisse First Boston to discuss a specific share price with Alex. Brown. Following discussion of the appropriate price, the Parent Special Committee unanimously resolved to authorize Credit Suisse First Boston to discuss in general terms a price of $34 per share with Alex. Brown.

     On May 13, 1997, the Company Special Committee met, and Mr. Crane advised the Company Special Committee of Alex. Brown's report on its May 7 meeting with Credit Suisse First Boston. The Company Special Committee was also updated on the proposals received for Acordia Brokers. At the Company's Board of Directors meeting on the same date, the Company Special Committee updated the Board with respect to its activities to such date.

     On May 15, 1997, Credit Suisse First Boston met with Mr. Crane, Alex. Brown and Jones Day and discussed in general terms a price of $34 per share for all shares of Common Stock not owned by Parent. A telephonic meeting of the Company Special Committee was convened later that day with Jones Day and Alex. Brown present to discuss the price communicated by Credit Suisse First Boston. Following a lengthy discussion, the Company Special Committee instructed Alex. Brown to inform Credit Suisse First Boston that the Company Special Committee had placed a preliminary per share value for the Common Stock in excess of $40 per share.

     On May 16, 1997, Credit Suisse First Boston met at its offices in New York, New York with Alex. Brown. At this meeting, Alex. Brown advised Credit Suisse First Boston that the Company Special Committee placed a preliminary per share value for the Common Stock in excess of $40.

     On May 19, 1997, the Parent Special Committee met again by telephone. The Parent Special Committee's financial and legal advisers described the negotiations with the bidder for Acordia Brokers. Credit Suisse First Boston also reported to the Parent Special Committee that it had met with Alex. Brown on May 16 and that Alex. Brown had reported that the Company Special Committee placed a preliminary per share value for the Common Stock in excess of $40 per share. The Parent Special Committee then deliberated regarding whether to consider other alternatives or to increase the price it was willing to recommend. Following discussion, the Parent Special Committee unanimously resolved to authorize Credit Suisse First Boston to discuss with Alex. Brown a per share price of $37.

     On May 20, 1997, following consideration of an increase in both the volume and price of the Company's Common Stock, the Company and Parent issued the following press release:

          INDIANAPOLIS -- Acordia, Inc. (NYSE: ACO) and Anthem Insurance Companies, Inc. announced today that in furtherance of the previously announced review of their current business and financial relationship, they are in discussions with regard to a possible reorganization of Acordia's health business, which could include an acquisition by Anthem of the publicly owned shares of Acordia not owned by Anthem. Anthem further announced that it is in discussions with a third party with regard to a possible sale of Acordia's brokerage business. There can be no assurance that these discussions will result in any transaction, or if so, as to the terms or timing of any such transaction.

          As of May 1, 1997, Anthem owned approximately 67% of Acordia's outstanding common stock.

     On May 20, 1997, Credit Suisse First Boston also indicated to Alex. Brown by telephone that the Parent Special Committee was prepared to discuss a per share price of $37.

     On May 21, 1997, Vorys Sater delivered to Dewey Ballantine, counsel to the Company, and Jones Day, an initial draft of the Merger Agreement for their review.

     On May 22, 1997, the Company Special Committee held a telephonic meeting with Alex. Brown and Jones Day present. At this meeting, Alex. Brown reported on its May 16 meeting with Credit Suisse First Boston and subsequent discussions. After lengthy discussion, the Company Special Committee instructed Alex. Brown to advise Credit Suisse First Boston that the Company Special Committee believed that the value of the Common Stock was at least $40 per share.

     On May 23, 1997, Alex. Brown contacted Credit Suisse First Boston by telephone and indicated that the Company Special Committee placed a preliminary per share value on the Common Stock of at least $40 per share.

     On the morning of May 27, 1997, the Parent Special Committee met by telephone. Credit Suisse First Boston reported that Alex. Brown continued to communicate that the Company Special Committee believed that the value of the Company was at least $40 per share. The Parent Special Committee determined that Mr. Hower should contact Mr. Crane directly. Following telephone discussions between Mr. Crane and Mr. Hower that afternoon, the Parent Special Committee reconvened on the evening of May 27 and Mr. Hower reported that, based on his conversation with Mr. Crane, the Company Special Committee would likely recommend acceptance of an offer at $40 per share. In addition, the Parent Special Committee discussed whether the execution of a definitive agreement with respect to the sale of Acordia Brokers should be a condition to a tender offer. Following deliberations, the Parent Special Committee determined to recommend an offer of $40 per share to the Parent's Board of Directors which would not be so conditioned. Following the meeting, Vorys Sater furnished a revised draft of the Merger Agreement to Dewey Ballantine and Jones Day.

     On May 28, 1997, a telephonic meeting of the Company Special Committee was held to discuss a per share price of $40 for the Common Stock. At the conclusion of this meeting, the Company Special Committee determined to continue discussions with the Parent Special Committee at a price of $40 per share subject to the negotiation of a mutually acceptable Merger Agreement.

     The Board of Directors of Parent met on May 30, 1997, with Credit Suisse First Boston and Vorys Sater present by telephone. The Parent Special Committee described the course of the negotiations, and Credit Suisse First Boston provided information on the financial terms of an offer at a per share price of $40. Credit Suisse First Boston also orally advised the directors that, as of such date and based upon and subject to certain matters discussed with them, the consideration to be paid by Parent in the Offer and the Merger was fair to Parent from a financial point of view. Vorys Sater outlined the terms and conditions of the draft Merger Agreement. The Board of Directors of Parent took no action with respect to the Parent Special Committee's recommendation on May 30.

     The Company Special Committee also met on May 30 to discuss a $40 per share price and to consider its recommendation to the Company's Board of Directors. At this meeting, Alex. Brown rendered its oral opinion, subsequently confirmed in writing, that, as of that date, the proposed consideration of $40 per share was fair, from a financial point of view, to the Company's stockholders other than Parent, and Jones Day outlined the terms and conditions of the draft Merger Agreement and the open issues that remained in that draft. At the conclusion of this meeting, the Company Special Committee unanimously determined to recommend to the Company's Board of Directors that the Board approve a $40 per share price, subject to the finalization of the draft Merger Agreement.

     On May 31, 1997, Parent's Board of Directors reconvened and (excluding certain interested directors who abstained) approved the Merger, the Merger Agreement and the Offer. Following this meeting, Mr. Hower telephoned Mr. Crane to convey the Offer. A telephonic meeting of the Company's Board of Directors was held later that day. Following receipt of the Company Special Committee's recommendation and a discussion of the Offer, the Merger and the Merger Agreement, the Company's Board of Directors (excluding certain interested directors who abstained) approved the Merger Agreement (including the Offer and the Merger) and recommended to the Company's stockholders (other than Parent and the Purchaser) that such stockholders accept the Offer and tender their shares of Common Stock pursuant to the Offer, and determined that the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders (other than Parent and the Purchaser).

     On June 1, 1997, Jones Day and Vorys Sater finalized negotiations on the Merger Agreement, and the Merger Agreement was thereafter executed by Parent, the Purchaser and the Company. On June 2, 1997, the Company issued a press release announcing such execution.

ANALYSIS OF CREDIT SUISSE FIRST BOSTON AS FINANCIAL ADVISOR TO PARENT

     Credit Suisse First Boston has acted as exclusive financial advisor to Parent in connection with the Offer and the Merger. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     General. In connection with Credit Suisse First Boston's engagement, Parent requested that Credit Suisse First Boston evaluate the fairness to Parent from a financial point of view of the consideration to be paid by Parent in the Offer and the Merger. At a meeting of Parent's Board of Directors held on May 30, 1997, Credit Suisse First Boston orally advised Parent's Board of Directors that, as of such date and based upon and subject to certain matters discussed with the Board, the consideration to be paid by Parent in the Offer and the Merger was fair to Parent from a financial point of view. Credit Suisse First Boston's opinion was subsequently confirmed in writing on June 2, 1997 (the "Credit Suisse First Boston Opinion").

     In arriving at its opinion, Credit Suisse First Boston (i) reviewed the Merger Agreement and certain publicly available business and financial information relating to Parent and the Company, (ii) reviewed certain other information, including financial forecasts, provided by Parent and the Company,
(iii) met with the managements of Parent and the Company to discuss the businesses and prospects of Parent and the Company, (iv) considered certain financial and stock market data of the Company compared that data with similar data for other publicly held companies in businesses similar to that of the Company, (vi) considered the financial terms of certain other business combinations and other transactions which have recently been effected, and (vii) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.

     In connection with the Credit Suisse First Boston Opinion, Credit Suisse First Boston did not assume responsibility for independent verification of any of the information provided to or otherwise reviewed by Credit Suisse First Boston and relied upon its being complete and accurate in all material respects. With respect to the financial forecasts, Credit Suisse First Boston assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Parent and the Company as to the future financial performance of Parent and the Company. In addition, Credit Suisse First Boston was not asked to and did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Parent or the Company, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. Credit Suisse First Boston notes in the Credit Suisse First Boston Opinion that it understood that Parent had entered into discussions with a third parties with respect to the sale, following consummation of the transactions contemplated by the Merger Agreement, of all of the shares of certain subsidiary corporations and certain other assets which comprise the independent insurance brokerage and related business of the Company. The Credit Suisse First Boston Opinion is necessarily based on information available to it and financial, economic, market and other conditions as they existed and could be evaluated on the date of the Credit Suisse First Boston Opinion. Although Credit Suisse First Boston evaluated the fairness of the consideration to be paid by Parent in the Offer and the Merger from a financial point of view, the specific consideration payable in the Offer and the Merger was determined by Parent and the Company through arm's length negotiation. No other limitations were imposed by Parent on Credit Suisse First Boston with respect to the investigations made or procedures followed by Credit Suisse First Boston.

     Copies of the Credit Suisse First Boston Opinion have been filed as an exhibit to the Schedule 14D-1 and may be inspected, copied and obtained in the manner specified in "THE TENDER OFFER -- Certain Information Concerning the Company." The Credit Suisse First Boston Opinion is directed only to the fairness of the consideration to be paid by Parent in the Offer and the Merger from a financial point of view, does not address any other aspect of the Offer, the Merger or any related transaction and does not constitute a recommendation to stockholders of the Company as to whether to tender Shares in the Offer.

     Summary of Analyses. In deriving an equity value reference range for the Company, Credit Suisse First Boston performed, as appropriate, a comparable companies analysis, a comparable acquisition analysis and a discounted cash flow analysis for each of the Acordia Brokers segment and the health insurance business segment of the Company ("Acordia Health") and a leveraged buy-out analysis for Acordia Brokers.

     Credit Suisse First Boston also reviewed certain additional information including information relating to the daily trading volume and price performance of the Common Stock and the implications of certain "minority squeeze-out" transactions.

     The following is a summary of the material financial analyses performed by Credit Suisse First Boston in connection with its presentation to Parent on May 30, 1997, and delivery of the Credit Suisse First Boston Opinion. Such description does not purport to be a complete description of the analyses conducted by Credit Suisse First Boston in arriving at its opinion.

     Acordia Brokers Comparable Company Analysis. Credit Suisse First Boston performed a comparable company analysis (the "Brokers Comparable Company Analysis") in which it compared certain publicly available financial data, projections of future financial performance (reflecting a composite of equity research analysts' estimates as reported by First Call Corporation) and market statistics (calculated based upon closing stock prices as of May 23, 1997) of selected publicly traded insurance brokers with certain historical and projected financial information for Acordia Brokers. Such comparable companies included:
Aon Corporation ("Aon"); Arthur J. Gallagher & Co. ("Gallagher"); E.W. Blanch Holdings, Inc. ("Blanch"); Hilb, Rogal & Hamilton Company ("Hilb, Rogal"); Marsh & McLennan Companies, Inc. ("Marsh & McLennan"); and Poe & Brown, Inc. ("Poe & Brown") (the "Brokerage Comparable Companies"). Credit Suisse First Boston further noted that in terms of total revenues, client base and geographic area of operations, Gallagher; Hilb, Rogal; and Poe & Brown were most comparable to Acordia Brokers. Credit Suisse First Boston calculated the Adjusted Market Value (defined as aggregate equity value plus debt and preferred stock, net of operating cash and cash equivalents) of the Brokerage Comparable Companies as multiples of (i) latest twelve months ("LTM") revenues, (ii) LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and (iii) LTM earnings before interest and taxes ("EBIT"). Credit Suisse First Boston also derived multiples of common stock prices per share relative to actual 1996 and a composite equity research analysts' estimates of 1997 and 1998 earnings per share (as reported by First Call Corporation) for the Brokerage Comparable Companies. This analysis indicated that (i) the Adjusted Market Value to LTM revenues ranged from 1.0x to 2.6x with a relevant multiple range of 1.0x to 1.2x for the Brokerage Comparable Companies; (ii) the Adjusted Market Value to LTM EBITDA multiples ranged from

5.6x to 14.7x with a relevant multiple range of 5.6x to 7.0x for the Brokerage Comparable Companies; and (iii) the Adjusted Market Value to LTM EBIT multiples ranged from 6.4x to 19.2x with a relevant multiple range of 6.4x to 9.0x for the Brokerage Comparable Companies; (iv) the common stock prices to actual 1996 earnings per share multiples ranged from 12.1x to 22.5x with a relevant multiple range of 12.1x to 16.9x for the Brokerage Comparable Companies; and (v) the common stock prices to estimated 1997 earnings per share multiples ranged from 11.6x to 20.6x with a relevant multiple range of 11.6x to 16.3x for the Brokerage Comparable Companies. Credit Suisse First Boston then applied these multiples of actual 1996 and estimated 1997 financial performance to the appropriate benchmarks of Acordia brokers to derive equity and enterprise reference ranges for Acordia Brokers taking into consideration control premiums of 25% and 35%. The foregoing analysis resulted in an Enterprise Value (including debt and earn-out obligations) reference range for Acordia Brokers of $321 million to $396 million.

     Acordia Brokers Comparable Acquisitions Analysis. Using publicly available information, Credit Suisse First Boston reviewed 55 selected business combinations which occurred since January 1990 involving companies in the insurance brokerage industry. In conducting this analysis, Credit Suisse First Boston noted that merger activity in the insurance brokerage industry had accelerated in the prior 12 months and that valuations have varied dramatically. Credit Suisse First Boston placed particular emphasis on recent business combinations involving companies which (i) are similar in size to Acordia Brokers or (ii) involved acquisitions of United States based insurance brokerage businesses, consisting of the following transactions (listed as acquired company/acquiror): Bain Hogg Robinson, Inc./Acordia, Inc.; Kaye International L.P./Old Lyme Holding Corp.; H.W. Kaufman Financial Group Inc./AJK Acquisition Company; Jardine Insurance Brokers -- U.S. Retail Operations/Alexander & Alexander Services Inc.; The Frizzell Group Ltd. (subsidiary of Marsh & McLennan)/Liverpool Victoria Friendly Society; Bain Hogg Group plc/Aon; Alexander & Alexander Services Inc./Aon; JIB Group plc/Lloyd Thompson Group plc; Lowndes Lambert Group Holdings plc/Fenchurch plc; CECAR/Marsh & McLennan; Johnson & Higgins, Inc./Marsh & McLennan; and The Minet Group/Aon (the "Brokerage Acquisition Comparables"). For each of the Brokerage Acquisition Comparables, Credit Suisse First Boston (i) compared the purchase price of each such transaction to the publicly available LTM net income of the acquired company and (ii) compared the Adjusted Value (defined as purchase price plus acquired company debt and preferred stock, if any, net of operating cash and cash equivalents) to LTM revenues, EBITDA and EBIT of the acquired company. Credit Suisse First Boston's analysis indicated that purchase price as a multiple of LTM net income ranged from 6.0x to 24.3x with a relevant multiple range of 20.0x to 24.0x. This analysis also indicated that Adjusted Value as a multiple of: (i) LTM revenues ranged from 0.2x to 2.0x with a relevant multiple range of 0.9x to 1.2x; (ii) LTM EBITDA ranged from 3.5x to 10.2x with a relevant multiple range of 6.0x to 8.0x; and (iii) LTM EBIT ranged from 4.2x to 13.2x with a relevant multiple range of 8.0x to 12.0x. The foregoing analysis resulted in an Enterprise Value (including debt and earn-out obligations) reference range for Acordia Brokers of $300 million to $400 million.

     Acordia Brokers Discounted Cash Flow Analysis. Credit Suisse First Boston performed a discounted cash flow analysis of the projected unlevered free cash flows of Acordia Brokers for the period 1997 through 2006, based upon financial forecasts for 1997 provided to Credit Suisse First Boston by the management of the Company and financial forecasts for the period 1998 to 2006 developed by Credit Suisse First Boston. The base case of this analysis assumed 4.3% revenue growth and margin improvements to 15.2% in 1997 and held constant thereafter (the "Base Case"). Credit Suisse First Boston also prepared, as a part of its sensitivity analysis, a number of cases modifying certain of the assumptions utilized to prepare the Base Case (the "Sensitivity Cases"). The Sensitivity Cases included (i) a margin decrease case assuming, among other things, margins decreasing by 0.8% per year until reaching 11.0% in 2002 and held constant thereafter (the "Margin Decrease Case") and (ii) a margin increase case assuming, among other things, increasing margins by 0.8% per year until reaching 19.8% in 2003 and held constant thereafter (the "Margin Increase Case"). Credit Suisse First Boston utilized the "Base Case," "Margin Decrease Case" and "Margin Increase Case" scenarios for Acordia Brokers merely as points of reference and in no way intended to suggest parameters or forecasts as to minimum or maximum enterprise and equity valuation ranges for Acordia Brokers. Credit Suisse First Boston developed an Enterprise Value reference range utilizing discount rates of 10% to 14% and terminal value multiples of (i) estimated 2006 EBITDA of

5.5x to 7.0x; (ii) estimated 2006 net income of 12.0x to 15.0x; and (iii) estimated 2006 revenues of 0.9x to 1.2x. The foregoing analysis resulted in an Enterprise Value (including debt and earn-out obligations) reference range of $325 million to $400 million.

     Acordia Brokers Leveraged Buyout Analysis. Credit Suisse First Boston examined potential returns in four scenarios involving a highly leveraged acquisition of Acordia Brokers. In this analysis, Credit Suisse First Boston assumed revenue growth of 4.3% annually, EBITDA margins in 1997 of 15.2%, no incremental acquisitions and a 10% carried interest for Acordia Brokers' management. Credit Suisse First Boston analyzed the potential rates of return available to an equity investor assuming (i) a purchase price of $367 million, an equity contribution of $35 million and EBITDA margins increasing to 19.0% by 2001; (ii) a purchase price of $392 million, an equity contribution of $60 million and EBITDA margins increasing to 19.0% by 2001; (iii) a purchase price of $417 million, an equity contribution of $85 million and EBITDA margins increasing to 19.0% by 2001; and (iv) a purchase price of $367 million, an equity contribution of $35 million and no EBITDA margin increase beyond 15.2%. Assuming exit multiples of projected 2001 EBITDA ranging from 6.5x to 8.0x and that an equity investor in a leveraged buy-out of Acordia Brokers would require a 25% to 35% rate of return on its equity investment, the foregoing analysis resulted in an Enterprise Value (including debt and earn-out obligations) reference range of $365 million to $415 million.

     Valuation Reference Range of Acordia Brokers. Based on the above analyses, Credit Suisse First Boston derived an Enterprise Value (including debt and earn-out obligations) reference range for Acordia Brokers of $325 million to $375 million.

     Acordia Health Comparable Companies Analysis. Credit Suisse First Boston performed a comparable company analysis (the "Health Comparable Company Analysis") in which it compared certain publicly available financial data, projections of future financial performance reflecting a composite of equity research analysts' estimates (as reported by First Call Corporation) and market statistics (calculated based upon closing stock prices as of May 23, 1997) of selected publicly traded health insurance service companies with certain historical and projected financial information for Acordia Health. Such comparable companies included: HealthCare Compare Corp.; Health Plan Services Corporation ("HPS"); CoreVel Corporation; and Crawford & Company (the "Health Insurance Service Comparable Companies"). Credit Suisse First Boston further noted that (i) none of the Health Insurance Service Comparable Companies have a concentration of business with a single customer analogous to the Company's relationship with Parent, and (ii) the Health Insurance Service Comparable Companies generally had high projected growth rates (18.5% to 19.9%) in contrast to Acordia Health. Credit Suisse First Boston calculated the Adjusted Market Value of the Health Insurance Service Comparable Companies as multiples of (i) LTM revenues, (ii) LTM EBITDA and (iii) LTM EBIT. Credit Suisse First Boston also derived multiples of common stock prices per share relative to actual 1996 earnings per share and a composite equity research analysts' estimates of 1997 and 1998 earnings per share (as reported by First Call Corporation) for the Health Insurance Service Comparable Companies. This analysis indicated that (i) the Adjusted Market Value to LTM revenues ranged from 0.9x to 1.2x with a relevant multiple range of 0.9x to 1.2x for the Health Insurance Service Comparable Companies; (ii) the Adjusted Market Value to LTM EBITDA multiples ranged from 6.6x to 10.6x with a relevant multiple range of 7.0x to 9.0x for the Health Insurance Service Comparable Companies; and (iii) the Adjusted Market Value to LTM EBIT multiples ranged from 8.0x to 16.6x with a relevant multiple range of 8.0x to 10.0x for the Health Insurance Service Comparable Companies;
(iv) the common stock prices to actual 1996 earnings per share multiples ranged from 17.8x to 22.2x with a relevant multiple range of 17.0x to 19.0x for the Health Insurance Service Comparable Companies; and (v) the common stock prices to estimated 1997 earnings per share multiples ranged from 13.4x to 17.7x with a relevant multiple range of 13.5x to 17.0x for the Health Insurance Service Comparable Companies. Credit Suisse First Boston then applied these multiples of actual 1996 and estimated 1997 financial performance to the appropriate benchmarks of Acordia Health to derive an Enterprise Value reference range for Acordia Health. The foregoing analysis resulted in an Enterprise Value reference range for Acordia Health of $400 million to $500 million. Credit Suisse First Boston considered the special relationship between Parent and the Company and concluded that this special relationship limited the applicability of the comparable company analysis to the valuation of Acordia Health on a stand-alone basis and that a control premium for Acordia Health would be inappropriate.

     Acordia Health Comparable Acquisitions Analysis. Using publicly available information, Credit Suisse First Boston reviewed various selected business combinations which occurred since January 1991 involving third party administration and cost-containment companies (the "Health Care Services Acquisition Comparables"). The Health Care Services Acquisition Comparables included (listed as acquired company/acquiror): GENEX Services Inc. ("GENEX")/Provident Companies, Inc.; MedView Services, Inc./Value Health, Inc.; Health Risk Management Inc./HPS; Consolidated Group Inc./HPS; Harrington Services Corp./HPS; Employee Benefit Plans/First Financial Management Corp.; Alexsis/Continental Casualty; Electronic Tabulating Service/Equifax; GENEX/First Financial Management Corp.; Executive Risk Consultants, Inc./Physician Corporation of America; Community Care Network/Value Health, Inc.; Reviewco/The Noetics Group/Foundation Health Corp.; FOCUS Healthcare Management/United Healthcare Corporation; Preferred Health Care Ltd./Value Health, Inc.; Vantage Computer Systems Inc./Continuum Corp.; Corporate Healthcare Financing/United American Healthcare Corp.; American Biodyne, Inc./Medco Containment Services; Health Economics Corp. (unit of Halliburton Company)/Equifax; Alta Health Strategies, Inc./First Financial Management Corp.; Occupational-Urgent Care Health Systems, Inc. (OUCH)/Health Care Compare Corp.; and Lincoln
National -- Network Unit/Investor Group. For each of the Health Care Services Acquisition Comparables, Credit Suisse First Boston (i) compared the purchase price of each such transaction to publicly available LTM net income of the acquired company and (ii) compared the Adjusted Value to LTM revenues, EBITDA and EBIT. This analysis indicated that purchase price as a multiple of LTM net income ranged from 10.6x to 67.3x with a relevant multiple range of 12.0x to 15.0x and Adjusted Value as a multiple of: (i) LTM revenues ranged from 0.5x to 9.9x with a relevant multiple range of 0.9x to 1.4x; (ii) LTM EBITDA ranged from 4.9x to 34.5x with a relevant multiple range of 6.5x to 8.0x; and (iii) LTM EBIT ranged from 4.0x to 39.0x with a relevant multiple range of 8.0x to 12.0x. The foregoing analysis resulted in an Enterprise Value reference range of $450 million to $550 million. Credit Suisse First Boston considered the special relationship between Parent and the Company and concluded that this special relationship limited the applicability of the comparable acquisition analysis to the valuation of Acordia Health on a stand-alone basis.

     Acordia Health Discounted Cash Flow Analysis. Credit Suisse First Boston performed a discounted cash flow analysis of the projected unlevered free cash flows of Acordia Health for the period 1997 through 2001, based upon the following: (i) financial forecasts for Acordia Health provided to Credit Suisse First Boston by Parent assuming that (x) Parent achieves its planned growth in managed care members and reduces over time its traditional health insurance customers, (y) Acordia Health continues to serve Parent's customers, but does not earn any revenue for the managed care which Parent provides and (z) a reduction of EBITDA margins for Acordia from 20.1% in 1997 to 16.1% in 2001 (the "Anthem Planned Case"), (ii) financial forecasts for Acordia Health provided to Credit Suisse First Boston by Parent which assumed no change in the Company's compensation or Parent's cost and which result in a decline in Parent's business, substantially due to competitive factors, and a subsequent decline in the Company's revenues by $57.4 million and a decline in Acordia Health's EBITDA margin from 20.1% in 1997 to 10.0% in 1998 with a 1% per year increase thereafter (the "Do Nothing/Margin Drop Case"), (iii) financial forecasts developed by Credit Suisse First Boston which assumed the Company and Parent sever their business relationship at the end of 1998 and the Company places 100% of its business with unaffiliated carriers resulting in a decline in Acordia Health's EBITDA margin from 20.1% in 1997 to 16.1% in 2001 (the "Independent Acordia Case"), and (iv) financial forecasts developed by Credit Suisse First Boston which assumed Parent achieves its planned growth in managed care members but at a slower rate than currently planned and Acordia Health's EBITDA margin remained constant at 20.1% (the "Slow Transition Case"). In each of the foregoing cases Credit Suisse First Boston assumed that non-Parent revenues in Acordia Health grow at 5% per year. Credit Suisse First Boston utilized the "Anthem Planned Case," "Do Nothing/Margin Drop Case," "Independent Acordia Case" and "Slow Transition Case" scenarios for Acordia Health merely as points of reference and in no way intended to suggest parameters or forecasts as to minimum or maximum enterprise and equity valuation ranges for Acordia Health. Credit Suisse First Boston developed an Enterprise Value reference range utilizing discount rates of 11% to 13% and terminal value multiples of (i) estimated 2001 EBITDA of 5.5x to 7.0x; (ii) estimated 2001 net income of 16.0x to 19.0x; and

(iii) estimated 2001 revenues of 1.1x to 1.4x. The foregoing analysis resulted in an Enterprise Value reference range of $225 million to $325 million.

     Valuation Reference Range of Acordia Health. Based on the above analyses, Credit Suisse First Boston derived an Enterprise Value reference range for Acordia Health of $340 million to $440 million.

     Combined Reference Range of Acordia Brokers and Acordia Health. Credit Suisse First Boston combined the Enterprise Value reference range values determined for Acordia Brokers and Acordia Health, as well as the operating cash and cash equivalents and total debt of the Company, to determine the overall per share reference range for the Company. For purposes of calculating the appropriate per share reference range, Credit Suisse First Boston assumed exercise of all outstanding options and warrants of the Company, including proceeds of such exercises in operating cash and equivalents and including shares issued upon such exercise in total shares and equivalents. The foregoing analysis resulted in a Company Equity Value reference range per share and equivalent of $33.45 to $41.63 (the "Company per Share Equity Value Reference Range").

     Additional Information. Credit Suisse First Boston also reviewed the following: (i) the daily trading volume and per share daily closing market price of the Company's Common Stock over the period from the Company's initial public offering (October 21, 1992) to May 23, 1997; (ii) the relative price performance of the Company's Common Stock against a Brokers Index composed of Aon; Gallagher; Blanch; Hilb, Rogal; Marsh & McLennan; and Poe & Brown; (iii) the price and volume distribution of trades of the Company's Common Stock for the period from October 21, 1992 to May 23, 1997; and (iv) the Company's stockholder profile.

     Going Private Considerations. Credit Suisse First Boston also considered the implications of a "minority squeeze-out" transaction whereby Parent acquired as a majority stockholder in the Company all of the remaining Company Common Stock, which generally requires a premium to the prevailing market price. In particular, Credit Suisse First Boston analyzed the premium to stock price one day, one week and one month prior to announcement of various minority squeeze-out transactions since 1990 and determined that: (i) the mean premiums to stock price one day, one week and one moth prior to the announcement were 20.0%, 23.1% and 25.9%, respectively; (ii) the median premiums to stock price one day, one week and one month prior to the announcement were 26.1%, 29.6% and 31.4%, respectively; (iii) the 75th percentile of the range of premiums to stock price one day, one week and one month prior to the announcement were 36.0%, 42.7% and 47.7%, respectively; and (iv) the 25th percentile of the range of premiums to stock price one day, one week and one month prior to the announcement were 10.8%, 12.5% and 8.2%, respectively. Credit Suisse First Boston analyzed the premium of the Company Equity Value Reference Range to the market price for Company Common Stock at selected dates and derived: (i) a range of premiums to the market price for Company Common Stock one day prior to Parent's February 6, 1997 announcement that it was reviewing its investment in the Company (the "Announcement") from 20.0% to 49.3%; (ii) a range of premiums to the market price for the Company Common Stock one week prior to the Announcement from 19.5% to 48.7%; (iii) a range of premiums to the market price for Company Common Stock one month prior to the Announcement from 20.0% to 49.3%; and (iv) a range of premiums to the market price for Company Common Stock as of May 23, 1997 from (6.8)% to 16.0%. Credit Suisse First Boston further noted that the $40 per share Offer Price represented a premium of 43.5% to the market price for Company Common Stock one day prior to the Announcement date, 42.9% to the market price for Company Common Stock one week prior to the Announcement date, 43.5% to the market price for Company Common Stock one month prior to the Announcement date and 11.5% to the market price as of May 23, 1997.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the process underlying the Credit Suisse First Boston Opinion. In arriving at its opinion, Credit Suisse First Boston considered the results of all such analyses taken as a whole. Furthermore, in arriving at its fairness opinion, Credit Suisse First Boston considered the special relationship between Parent and the Company. Credit Suisse First Boston also made qualitative judgments as to the significance and relevance of each analysis and factor. No company or transaction used in the above analyses as a comparison is identical to Parent, the Company, or the Offer or the Merger. The analyses were prepared solely for purposes of Credit Suisse First Boston providing its opinion to Parent as to the fairness from a financial point of view to Parent of the consideration to be paid by Parent in the Offer and the Merger, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses are based upon numerous factors or events beyond the control of Parent, the Company, their respective advisors or any other person and are inherently uncertain. Actual future results may be materially different from those forecast.

  FEE AND OTHER INFORMATION

     Pursuant to the terms of Credit Suisse First Boston's engagement, for its services in connection with the Offer and the Merger, Parent has agreed to pay Credit Suisse First Boston a financial advisory fee of $100,000 (which is creditable against any transaction fee) and a transaction fee of $2.5 million, $500,000 of which was payable upon execution of the Merger Agreement and the balance of which is payable upon acquisition by Parent of greater than 90% of the outstanding voting securities of the Company. In addition, Parent has agreed to pay to Credit Suisse First Boston, under certain circumstances, a separate fee of $2.5 million in connection with any sale of Acordia Brokers. Parent also has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including the reasonable fees and expenses of its counsel, and to indemnify Credit Suisse First Boston and certain related persons against certain liabilities, including liabilities under the federal securities laws.

     In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the securities of Parent and the Company for their own account and for accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In the past, Credit Suisse First Boston and its affiliates have provided financial advisory services for Parent and the Company and have received customary fees for rendering these services.

FAIRNESS OF THE OFFER

     The Board of Directors of the Company, based upon, among other things, the unanimous recommendation by the Company Special Committee, has determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and its stockholders (other than Parent and the Purchaser) and recommends (excluding certain interested directors who abstained) that such stockholders accept the Offer and tender their shares of Common Stock to the Purchaser pursuant to the Offer. Reference is made to the Company's Schedule 14D-9 mailed to stockholders herewith for a description of the assumptions made, factors considered and procedures followed by the Company Special Committee.

     Parent and the Purchaser believe that the Offer and the Merger are fair to the stockholders of the Company (other than Parent and the Purchaser) based on the conclusions, and the bases therefor, unanimously reached by the Company Special Committee in recommending the Offer and Merger to the Company's Board of Directors, as set forth in the Company's Schedule 14D-9, and the fact that the Offer and Merger were unanimously recommended to the Company's Board of Directors by the Company Special Committee which was advised by experienced and independent legal counsel and financial advisors and which received a fairness opinion from Alex. Brown that the consideration to be received by the Company's stockholders (other than Parent and the Purchaser) in the Offer and Merger is fair to them from a financial point of view. However, Parent and the Purchaser have a conflict of interest with respect to the Offer and the Merger. Parent and the Purchaser did not find it practicable to, and did not, quantify or otherwise attach relative weight to the specific factors considered by them.

THE MERGER AGREEMENT

     The following is a summary of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1 filed by the Purchaser and Parent with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement.

     The Offer. Pursuant to the Merger Agreement, the Purchaser is obligated to commence the Offer no later than five business days following the public announcement of the Merger Agreement. The obligation of the Purchaser to commence the Offer and to accept for payment and to pay for any shares of Common Stock tendered pursuant to the Offer are subject only to the conditions specified in "THE TENDER OFFER -- Certain Conditions of the Offer."

     Although the Purchaser has expressly reserved the right to amend or make changes in the terms and conditions of the Offer, the Merger Agreement provides that, without the consent of a majority of the Independent Directors (as defined in the Merger Agreement) the Purchaser may not waive the Minimum Tender Condition or make any change in the terms or conditions of the Offer which (A) changes the form of consideration to be paid, (B) decreases the price per share of Common Stock payable in the Offer, (C) reduces the maximum number of shares of Common Stock to be purchased in the Offer, (D) imposes conditions to the Offer in addition to those set forth in "THE TENDER OFFER -- Certain Conditions of the Offer," (E) extends the Expiration Date of the Offer (except as required by law or the applicable rules and regulations of the Commission and except that the Expiration Date may be extended for up to forty business days in the aggregate in the event any condition to the Offer is not satisfied), or (F) amends any term of the Offer in any manner materially adverse to holders of shares of Common Stock.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof, at the Effective Time the Purchaser will be merged with and into the Company in accordance with the DGCL. The Company will continue as the Surviving Corporation and as a wholly owned subsidiary of the Parent following consummation of the Merger.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto. The representations and warranties will not survive the consummation of the Merger or the termination of the Merger Agreement.

     Covenants. The Company's covenants are standard and include, among other things, operating in the ordinary course. In addition, the Company has agreed to convene a meeting of the Company's stockholders to vote upon the Merger, unless a vote of stockholders is not required by the DGCL. If such a meeting is required for consummation of the Merger, the Company will prepare and file with the Commission a proxy statement or information statement for such a meeting to vote upon the Merger.

     Stock Options; Great American Warrants. As soon as practicable, upon the written request of the Purchaser, the Company and the Purchaser have agreed to take such actions as are reasonably required to provide that at the earlier of the purchase of shares of Common Stock pursuant to the Offer and the effective time of the Merger, each holder of a then outstanding Stock Option, whether or not exercisable, or a then outstanding Great American Warrant will receive from the Company the difference between the Offer Price and the exercise price of such Stock Option or Great American Warrant, as the case may be, net in either case of any applicable tax withholding.

     Other Offers. From the date of the Merger Agreement until the termination thereof, the Company has agreed that it and its subsidiaries will not, and the Company shall use reasonable efforts to cause the officers, directors, employees or other agents of the Company and its subsidiaries not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal (as defined below) or (ii) subject to the fiduciary duties of the Board of Directors under applicable law as advised by counsel to the Company, engage in negotiations with, or disclose any nonpublic information relating to the Company or any subsidiary or afford access to the properties, books or records of the Company or any subsidiary to, any person or entity that may be considering making, or has made, an Acquisition Proposal; provided, however, that nothing contained in the Merger Agreement shall prevent the Company, the Company's directors or the Company Special Committee from furnishing nonpublic information to, or affording access to the properties, books or records of the Company or any subsidiary to, or entering into discussions or agreements with, any person or entity in connection with an unsolicited Acquisition Proposal by such person or entity or recommending an unsolicited Acquisition Proposal to the stockholders of the Company, if and only to the extent that (1) the Company's directors or the Company Special Committee, as the case may be, determine in good faith after consultation with outside legal counsel that such action is necessary to comply with their fiduciary duties to the stockholders of the Company under applicable law and (2) prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or entity, the Company's directors or the Company Special Committee, as the case may be, receive from such person or entity an executed confidentiality agreement with customary terms. The Company has agreed to promptly notify Parent after receipt of any Acquisition Proposal or any indication that any person or entity is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any subsidiary or for access to the properties, books or records of the Company or any subsidiary by any person or entity that may be considering making, or has made, an Acquisition Proposal and will keep Parent fully informed of the status and details of any such Acquisition Proposal, indication or request. For purposes hereof, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any subsidiary, other than the transactions contemplated by the Merger Agreement.

     Directors' and Officers' Indemnification and Insurance. The Certificate of Incorporation of the Surviving Corporation will contain provisions no less favorable to the Company's directors and officers with respect to indemnification than such provisions in the Company's Certificate of Incorporation, and such provisions will not be amended, repealed or otherwise modified for six years after the consummation of the Merger in a manner that would materially adversely affect the rights of the Company's existing directors and officers with respect to actions or events at or prior to the effective time of the Merger. In addition, the Company and, following the Merger, the Surviving Corporation have agreed to indemnify the existing directors and officers of the Company in connection with any action or omission to act in their capacity as directors and officers of the Company for a period of six years after the later of the consummation of the Merger and the date of the Merger Agreement. Parent has agreed to maintain directors' and officers' liability insurance policies containing substantially comparable terms and conditions to the Company's existing policies to cover the acts and omissions of the Company's current directors and officers occurring on or prior to the consummation of the Merger for a period of six years after the consummation of the Merger (or for such lesser period as can be purchased for a premium not exceeding 200% of the last intercompany allocation made by Parent to the Company with respect to directors' and officers' insurance).

     Conditions to Obligations of Each Party to Effect the Merger. Conditions to the obligations of each party to effect the Merger include, (i) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the Company's stockholders to the extent required by, and in accordance with, the DGCL and the Company's Certificate of Incorporation and Bylaws; (ii) the Purchaser's or its permitted assignee's purchase of all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer; (iii) the taking of all actions and making of all filings with, and the approval of, any governmental body, agency, official or authority required to permit the consummation of the Merger; and (iv) the absence of the issuance of any order and of the existence of any statute, rule or regulation restraining or prohibiting the consummation of the Merger or the effective operation of the business of the Company and its subsidiaries after the consummation of the Merger.

     Additional Condition to Obligations of Parent and the Purchaser. The obligation of Parent and the Purchaser to effect the Merger is also subject to the condition that the Company shall have in all material respects performed all of its obligations under the Merger Agreement.

     Termination. The Merger Agreement may be terminated at any time prior to the consummation of the Merger, whether prior to or after approval by the Company's stockholders:

          (i) by mutual written consent of the Company and Parent, if such termination is also approved by a majority of the Independent Directors;

          (ii) by either the Company or Parent, if the consummation of the Merger shall not have occurred on or before October 31, 1997; provided, however, that the right to terminate the Merger Agreement pursuant to this clause (ii) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or resulted in, the failure of the consummation of the Merger to occur on or before such date;

          (iii) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

          (iv) by Parent, if the Purchaser shall have (a) terminated the Offer without having accepted any shares of Common Stock for payment thereunder by reason of the failure to satisfy any condition under "THE TENDER
     OFFER -- Certain Conditions of the Offer" or (b) failed to pay for shares of Common Stock pursuant to the Offer within 90 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted directly from the failure of Parent or the Purchaser to perform in any material respect any material covenant or agreement of either of them contained in the Merger Agreement or the material breach by Parent or the Purchaser of any material representation or warranty of either of them contained in the Merger Agreement;

          (v) by the Company, upon approval of the Board of Directors of the Company and a majority of the Independent Directors, if the Purchaser shall have (a) failed to commence the Offer within five business days following the date of the initial public announcement of the Offer, (b) terminated the Offer without having accepted any shares of Common Stock for payment thereunder by reason of the failure to satisfy any condition set forth under "THE TENDER OFFER -- Certain Conditions of the Offer" or (iii) failed to pay for shares of Common Stock pursuant to the Offer within 90 days following the commencement of the Offer, unless such failure to pay for shares of Common Stock shall have been caused by or resulted directly from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in the Merger Agreement or the material breach by the Company of any material representation or warranty of it contained in the Merger Agreement; or

          (vi) by the Company, upon approval of the Board of Directors of the Company and a majority of the Independent Directors, if any representation or warranty of Parent and the Purchaser in the Merger Agreement shall not be true and correct in any material respect, as if such representation or warranty was made as of such time on or after the date of the Merger Agreement; or Parent or the Purchaser shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Parent or the Purchaser to be performed or complied with by it under the Merger Agreement.

     Expenses. All costs and expenses incurred in connection with the Merger Agreement are to be paid by the party incurring them.

PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY

     Purpose and Structure. The purpose of the Offer and the Merger is to enable Parent to acquire, in one or more transactions, the entire equity interest in the Company. The Offer is intended to increase the likelihood that the Merger will be completed promptly. If the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding shares of Common Stock of the Company, the Purchaser will have the ability to consummate the Merger without a meeting of the stockholders of the Company pursuant to the "short form" merger provisions of the DGCL. Pursuant to the Merger, each then outstanding share of Common Stock (other than Common Stock owned by the Purchaser, Parent or any of Parent's other subsidiaries, shares held in the Company's treasury and Common Stock owned by stockholders who perfect their dissenters' rights under the DGCL) would be converted into the right to receive an amount in cash equal to the price per share of Common Stock paid by the Purchaser pursuant to the Offer. See "-- Appraisal Rights." If the Merger is not consummated as a "short-form" merger, under the DGCL and the Company's Restated Certificate of Incorporation, the Merger would require the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock.

     If, following consummation of the Offer, the Purchaser owns less than 90% of the outstanding shares of Common Stock, the Purchaser and Parent reserve the right to purchase from time to time additional shares, if market conditions permit and subject to the availability of funds and other investment opportunities. Such purchases may be made through the open market, privately negotiated purchases, another tender offer, an exchange offer or otherwise, subject, in each case, to market conditions, at prices which may be greater or less than those of the Offer. There can be no assurance that the Purchaser will acquire such additional shares in such circumstances or over what period of time such additional shares, if any, might be acquired. Any acquisition of shares by Purchaser would have to be made in accordance with applicable legal requirements, including those of Regulation 13D-G and Rules 10b-18 and 13e-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     Plans for the Company. In February 1997, Parent and the Company each announced that it was undertaking a strategic review of the relationship with the other, and each of Parent and the Company stated that each was looking at ways to reduce the administrative and marketing expense portion of the total health care premium dollar in light of the intense competition and changes occurring in the health care industry. In addition, Parent has been refining its strategic decision to focus on its health care mission, in line with its assessment of the opportunities presented by the changing dynamics of the industry, and to divest its interest in other lines of business. Parent subsequently determined that the property and casualty brokerage business might not be consistent with Parent's long-term mission and that, in light of the brokerage industry consolidation, there was an opportunity to capitalize on the value of Acordia Brokers. Parent is presently negotiating with a prospective purchaser with respect to the possible sale of Acordia Brokers. There can be no assurance that a sale will be consummated, and neither the Offer nor the Merger is contingent upon the possible sale of Acordia Brokers.

     If the Merger is consummated and Acordia Brokers is sold, the Company's primary business would be providing various health care administrative and marketing services to Parent and its affiliates, and a substantial portion of the Company's current management and personnel, as well as facilities, would be transferred to the buyer of Acordia Brokers. In the event that the current negotiations regarding Acordia Brokers do not result in a transaction involving Acordia Brokers, Parent may seek another buyer or may retain the brokerage business for an indefinite period.

     Parent is currently reviewing, and will continue to review, various possible business strategies with respect to the restructuring of Acordia's health business, including the further consolidation of various claims, customer services and other functions currently being performed by the Company for Parent and its affiliates with and into one or more of Parent and its affiliates. Parent currently believes that significant economic and operational efficiencies might be achieved by consolidating various health-related functions of the Company with those of Parent and its affiliates. It is anticipated that such further restructuring will occur regardless of whether Acordia Brokers is sold, assuming that the Purchaser acquires the remaining equity interest in the Company. The restructuring may, in addition to changes in the Company's business, include, among other things, changes in the Company's corporate structure, capitalization and dividend policy, operations, facilities, employee benefit plans and management and personnel. If the Offer and the Merger are not consummated, Parent will continue to review various other possible business strategies with respect to its business relationship with the Company, including modifications to or the termination of one or more of the current contractual relationships between the Company and Parent and its affiliates.

     Purchaser currently intends, to the extent possible, to seek to have the Company's Common Stock delisted from the New York Stock Exchange, Inc. (the "NYSE") and to terminate the registration of the Common Stock under the Exchange Act following consummation of the Offer or the Merger. Delisting of the Common Stock may occur, in any event, at the instigation of the NYSE following consummation of the Offer due to the reduced number of shares of Common Stock or holders thereof then outstanding. The failure to be so listed could result in the termination of the registration of the Common Stock under the Exchange Act. If the Common Stock ceases to be registered under the Exchange Act, the Company, among other things, would no longer be required to comply with the Exchange Act's proxy or reporting rules. See "THE TENDER OFFER -- Certain Effects of the Offer."

INTERESTS OF CERTAIN PERSONS; STOCKHOLDINGS OF CERTAIN OFFICERS AND DIRECTORS; AND RELATED TRANSACTIONS

     Directors and Officers. As described above under "-- Background of the Offer," three of the Company's directors, including the Chairman of the Board, are officers or employees of Parent: Dwane R. Houser, Parent's Chairman of the Board; L. Ben Lytle, Parent's President and Chief Executive Officer and the Company's Chairman of the Board; and Patrick M. Sheridan, Parent's Executive Vice President and Chief Financial Officer. A fourth director, Michael L. Smith, is Chief Operating and Chief Financial Officer of American Health Network, a subsidiary of Parent. The executive officers and directors of Parent beneficially own, in the aggregate, 188,886 shares of Common Stock of the Company (excluding shares subject to unexercised Stock Options). Messrs. Houser, Lytle, and Sheridan beneficially own 8,449 shares, 105,000 shares and 60,000 shares, respectively, of such shares (excluding shares subject to unexercised Stock Options). Schedule I to this Offer to Purchase sets forth the amount and nature of such beneficial ownership for each executive officer and director of Parent and the Purchaser.

     The non-employee directors of the Company are entitled to certain fees, stock options and/or stock awards pursuant to plans and arrangements which are described in the Company's Proxy Statement, dated April 11, 1997. Messrs. Houser, Lytle, Sheridan and Smith are considered employee directors for purposes of such plans and arrangements and therefore are not entitled to, and do not receive, any such fees, stock options or stock awards.

     Stockholdings of Certain Officers and Directors. As noted above, Parent currently owns 8,693,056 shares of Common Stock, representing approximately 66.8% of the outstanding shares of Common Stock, which shares Parent anticipates will be contributed to the Purchaser prior to the consummation of the Offer. See "INTRODUCTION" and " -- Background of the Offer." As of the date hereof, to the knowledge of Purchaser, no executive officer or director of Parent or the Purchaser beneficially owns, or has the right to acquire, directly or indirectly, any shares of Common Stock, except as set forth on Schedule I to this Offer to Purchase. Executive officers and directors of Parent listed in
Schedule I to this Offer to Purchase, who beneficially own, in the aggregate, 188,886 shares of Common Stock (excluding shares subject to unexercised Stock Options), have indicated to the Purchaser that they currently intend to tender their shares pursuant to the Offer. None of the Purchaser, Parent or, to the knowledge of the Purchaser, any of the executive officers or directors of Parent or the Purchaser, has engaged in any transaction in the Common Stock in the past 60 days.

     Related Transactions.

          (A) Marketing and Agency Agreements with Parent. The Company, through one or more of its subsidiaries, markets insurance products underwritten by Parent or its affiliates and/or perform administrative services in connection with those insurance products. In connection therewith, each such Company subsidiary has entered into a marketing and agency agreement and/or administrative services agreement with Parent or an affiliate insurer.

          The marketing and agency agreement provides that such Company subsidiary is appointed as an agent of Parent (or its affiliated insurer) to solicit new applications and renewal applications for insurance coverage marketed by it and underwritten by Parent or such affiliated insurer. The administrative services agreement provides that the Company's subsidiary company shall perform one or more of the following administrative services with regard to insurance contracts underwritten by Parent or an affiliated insurer: premium billing and collection, adjustment and settlement of claims, customer service correspondence and general clerical and administrative functions. In some cases, the administrative service agreement also provides for the administration of Parent's or its affiliated insurers' health maintenance organizations and other managed case businesses. Parent or the affiliated insurer may, at its discretion, grant underwriting authority to the Company's subsidiary in accordance with the insurer's underwriting guidelines and the terms of the administrative services agreement. As compensation for these services, Parent or the affiliated insurer pays the Company's subsidiary a fee primarily based on a percentage of the earned premium. Additionally, Parent and its affiliated insurers permit the Company's subsidiary to charge insureds a monthly administrative fee pursuant to the administrative services agreement. Parent and its affiliated insurers paid an aggregate of approximately $175.6 million, $233.1 million and $291.0 million to the Company pursuant to these agreements for the years ended December 31, 1995 and 1996, respectively. In accordance with insurance holding Company statutes applicable to Parent and its affiliated insurers, the amounts paid pursuant to such agreements cannot exceed a reasonable charge.

          In January 1997, Parent and the Company, as part of strategic developments within Parent, decided that the wholesale marketing and distribution functions for Parent's products outside of Indiana, Kentucky and Ohio should be performed by Parent. Parent agreed to pay the Company a one-time cancellation fee of $6.0 million, one-half of which was paid during the first quarter of 1997, and the remainder of which will be paid during the second quarter of 1997. See "-- Background of the Offer."

          In February 1997, the Company and Parent announced the planned consolidation of their claims processing sites in Indiana, Kentucky and Ohio into one central site located in Indiana. The consolidation of the Indiana sites is virtually complete.

          (B) Management Agreement. In June 1992, the Company entered into a management agreement with Parent pursuant to which Parent has agreed to provide to the Company the services of certain senior management employees. Effective December 31, 1996, the Company terminated the management agreement. Prior to the termination of the management agreement, the Company reimbursed Parent for all allocated expenses incurred by Parent in connection with the furnishing of the services rendered pursuant to the management agreement. The Company paid fees for management services plus allocated expenses to the Company in the amounts of approximately $574,000 and $180,000 for the years ended December 31, 1995 and 1996, respectively.

          (C) Inter-Company Services Agreement. The Company is a party to The Anthem Inter-Company Services Agreement (the "Services Agreement") among Parent and its subsidiaries pursuant to which the parties thereto are entitled to provide and receive certain administrative and systems services including financial and payroll, legal, auditing, investment, information services, data processing, actuarial, marketing and human resources. Pursuant to the Agreement, the Company reimburses Parent or its affiliate rendering such services for the actual costs and expenses which Parent or such affiliate incurs in providing such services or on a reasonable charge basis. In consideration of services under the Services Agreement, the Company paid to Parent fees aggregating approximately $52.0 million and $95.2 million for the years ended December 31, 1995 and 1996, respectively.

          (D) Tax Sharing and Indemnification Agreements. Effective January 1, 1989 (or such later date as a subsidiary first became included in Parent's consolidated tax return), the Company and its subsidiaries were included in Parent's state and federal consolidated income tax returns and were parties to a federal and a state income tax sharing agreement with Parent. The tax sharing agreements provided for the allocation of tax liability among Parent and its affiliates. Effective October 29, 1992, the Company and its subsidiaries were not eligible to be included in Parent's federal and most state income tax returns for periods following the October 1992 date since Parent retained less than 80% of the voting power and the total value of the stock of the Company. The Company and Parent file together with respect to a few consolidated combined state tax returns. Pursuant to the tax sharing agreements, the Company paid Parent $91,819 in 1995 for taxable year 1994 and no amounts were paid by either party in 1996 for taxable year 1995. The Company and Parent have entered into a tax indemnification agreement, pursuant to which Parent has agreed to indemnify the Company with respect to any federal or state income taxes related to periods prior to the October 1992 date when the Company was a member of Parent's consolidated group for federal income tax purposes and reflected on the Company's consolidated balance sheet dated December 31, 1991 or accrued in the ordinary course of business consistent with past practices from December 31, 1991 until the October 1992 date.

          (E) Lease. In June 1992, the Company entered into a sublease agreement with Parent pursuant to which the Company subleases certain office space and related equipment located at 120 Monument

     Circle, Indianapolis, Indiana. For the years ended December 31, 1995 and 1996, the Company made rental payments to Parent in the amount of $690,000 and $698,000, respectively.

          (F) Registration Rights Agreement. In connection with the initial public offering of the Company's Common Stock, the Company and Parent entered into a Registration Rights Agreement pursuant to which the Company granted to Parent certain rights with respect to registration under the Securities Act of 1933, as amended, of Common Stock currently held or thereafter acquired by Parent.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger and the aggregate tax basis in the Common Stock tendered by the stockholder and purchased pursuant to the Offer or converted in the Merger, as the case may be. Gain or loss will be calculated separately for each block (i.e., Common Stock acquired at the same time in a single transaction) of Common Stock tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be. If shares of Common Stock are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder's holding period for the Common Stock exceeds one year.

     A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that tenders Common Stock may be subject to 31% backup withholding unless the stockholder provides its taxpayer identification number ("TIN") and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service ("IRS"). See "THE TENDER OFFER -- Procedures For Tendering Common Stock -- Backup Withholding."

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return.

     THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE WITH RESPECT TO COMMON STOCK RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF COMMON STOCK WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF COMMON STOCK IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE PROPOSED MERGER.

APPRAISAL RIGHTS

     UNDER THE DGCL, HOLDERS OF SHARES OF COMMON STOCK NOT PURCHASED BY PURCHASER ARE NOT ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE OFFER. However, if following consummation of the Offer, Purchaser consummates the Merger, holders of shares of Common Stock not purchased by Purchaser in the Offer will be entitled to seek appraisal rights under the DGCL in connection with the Merger as follows.

     The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL ("Section 262") which is attached hereto as Annex I and is incorporated herein by this reference. All references in Section 262 and in this summary to a "stockholder" or "holders" are to the record holder of the shares of Common Stock as to which appraisal rights are asserted.

     Under the DGCL, holders of shares of Common Stock ("Appraisal Shares") who follow the procedures set forth in Section 262, and who have neither voted in favor of the Merger nor consented thereto in writing, will be entitled to have their Appraisal Shares appraised by the Delaware Chancery Court and to receive payment in cash of the "fair value" of such Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

     Under Section 262, if the Merger must be submitted to the stockholders of the Company because Purchaser does not own 90% of the outstanding shares of Common Stock or otherwise, the Company must, not less than 20 days prior to the meeting held for the purpose of obtaining stockholder approval of the Merger, notify each of the Company's stockholders entitled to appraisal rights that such rights are available, and must include in such notice a copy of Section 262. If no stockholder vote is required or if stockholder approval is obtained by written consent in lieu of a meeting, the Company, either before the effective date of the Merger or within ten days thereafter, must notify each of the stockholders entitled to appraisal rights of the effective date of the Merger and that appraisal rights are available, and must include in such notice a copy of Section 262.

     A holder of Appraisal Shares wishing to exercise such holder's appraisal rights will be required to deliver to Purchaser within 20 days after the date of mailing of the notice described in the preceding paragraph a written demand for appraisal of such holder's Appraisal Shares. A holder of Appraisal Shares wishing to exercise such holder's appraisal rights must be the record holder of such Appraisal Shares on the date the written demand for appraisal (as described below) is made and must continue to hold such Appraisal Shares of record through the effective date of the Merger. Accordingly, a holder of Appraisal Shares who is the record holder of Appraisal Shares on the date the written demand for appraisal is made (if such demand is made prior to the effectiveness of the Merger), but who thereafter transfers such Appraisal Shares prior to the consummation of the Merger, will lose any right to appraisal in respect of such Appraisal Shares.

     Within 120 days after the effective date of the Merger, but not thereafter, Purchaser or any stockholder who has complied with the statutory requirements summarized above and who is otherwise entitled to appraisal rights may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the Appraisal Shares. Purchaser is under no obligation to file a petition with respect to the appraisal of the fair value of the Appraisal Shares and does not intend to do so. Accordingly, it will be the obligation of the stockholders seeking appraisal rights to initiate all necessary action to perfect any appraisal rights within the time prescribed in Section 262.

     Within 120 days after the effective date of the Merger, any stockholder who has complied with the statutory requirements summarized above will be entitled, upon written request, to receive from Purchaser a statement setting forth the aggregate number of Appraisal Shares with respect to which demands for appraisal have been received and the aggregate number of holders of such Appraisal Shares. Such statements must be mailed within ten days after a written request therefor has been received by Purchaser or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

     In determining the "fair value" of the Appraisal Shares, a court could consider factors other than, or in addition to, the market value of the Common Stock, including, among other things, asset values and earning capacity of the Company. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be different from the Merger Consideration (as defined in the Merger Agreement). Several decisions by the Delaware courts, which may or may not apply to the Merger, have held that a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be "entirely fair" to such other stockholders. In determining whether a merger is fair to minority shareholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger that, although the remedy ordinarily available in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above, such appraisal remedy may not be adequate "in certain cases, particularly where fraud, misrepresentation, self-dealing, deliberate waste of corporate assets, or gross and palpable overreaching are involved," and that in such cases the Delaware Chancery Court would be free to fashion any form of appropriate relief.

     The costs of the proceeding may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a stockholder, the Delaware Chancery Court may also order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the Appraisal Shares entitled to appraisal.

     Any holder of Appraisal Shares who has duly demanded an appraisal in compliance with Section 262 will not, from and after the effective date of the Merger, be entitled to vote the Appraisal Shares subject to such demand for any purpose or to receive payment of dividends or other distributions on those Appraisal Shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger).

     If any stockholder who properly demands appraisal of his or her Appraisal Shares under Section 262 fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive the consideration receivable with respect to such Appraisal Shares pursuant to the Merger. A stockholder will fail to perfect, or effectively lose or withdraw, his or her right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the Merger, or if the stockholder delivers to Purchaser a written withdrawal of his or her demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the consummation of the Merger will require the written approval of Purchaser.

                                THE TENDER OFFER

TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all shares of Common Stock validly tendered prior to the Expiration Date and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights" on or prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, July 3, 1997, unless and until the Purchaser, subject to the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED COMMON STOCK, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE MINIMUM TENDER CONDITION AND THE SATISFACTION OF THE OTHER CONDITIONS SET FORTH UNDER "-- CERTAIN CONDITIONS OF THE OFFER."

     If by the Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the applicable rules and regulations of the Commission and the terms of the Merger Agreement, to (a) terminate the Offer and not accept for payment or pay for any Common Stock and return all tendered Common Stock to tendering stockholders, (b) waive all the unsatisfied conditions and accept for payment and pay for all Common Stock validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) extend the Offer and, subject to the right of stockholders to withdraw Common Stock until the Expiration Date, retain the Common Stock that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer.

     The rights reserved by the Purchaser in the two preceding paragraphs are in addition to the Purchaser's rights set forth under "-- Certain Conditions of the Offer." There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, or the first opening of the NYSE on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Common Stock) is delayed in its purchase of or payment for Common Stock or it is unable to pay for Common Stock pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Common Stock on behalf of the Purchaser, and such Common Stock may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described under "-- Withdrawal Rights." However, the ability of the Purchaser to delay the payment for Common Stock that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will, or Parent will cause the Purchaser to, extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the Commission's view, an offer should generally remain open for a minimum of five business days from the date a material change is first published, sent or given to stockholders. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders and investor response. Accordingly, if prior to the Expiration Date, in accordance with the terms of the Merger Agreement, the Purchaser decreases the number of shares of Common Stock being sought, or increases or decreases the Offer Price, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of shares of Common Stock, the Offer will be extended at least until the expiration of such 10 business day period.

     The Company is providing to the Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Common Stock. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Common Stock and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Common Stock.

PROCEDURES FOR TENDERING COMMON STOCK

     Valid Tender. For a stockholder validly to tender Common Stock pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined herein), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Common Stock must be received by the Depositary at such address or such Common Stock must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     Participants in the Acordia 401(k) Long Term Savings Investment Plan, the ABI 401(k) and Profit Sharing Plan and The Associated Group 401(k) Long Term Savings Investment Plan (the "401(k) Plans") desiring to tender shares of Common Stock held on their behalf should so instruct the 401(k) Plans Trustee by completing the form which will be provided to participants for that purpose. 401(k) Plans participants cannot tender Common Stock allocated to their 401(k) Plans accounts by executing the Letter of Transmittal.

     Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Common Stock at The Depository Trust Company and the Philadelphia Depository Trust Company (the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Common Stock by causing a Book-Entry Transfer Facility to transfer such Common Stock into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Common Stock may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and all other required documents, or an Agent's Message (as defined below), must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below.

     The confirmation of a book-entry transfer of Common Stock into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Common Stock that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF COMMON STOCK, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. COMMON STOCK, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes hereof, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Common Stock) of Common Stock tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) such Common Stock is tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Common Stock are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Common Stock not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed in blank or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Common Stock pursuant to the Offer and such stockholder's certificates for Common Stock are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

          (iii) the certificates, representing all tendered shares of Common Stock, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Common Stock), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Common Stock tendered within the meaning of, and that the tender of the Common Stock effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Common Stock accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Common Stock, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Common Stock or Book-Entry Confirmations with respect to Common Stock are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE COMMON STOCK TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering stockholder irrevocably appoints designees of the Purchaser and each of them as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Common Stock tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Common Stock or other securities or rights issued or issuable in respect of such Common Stock on or after June 6, 1997 (the "Applicable Date"). All such powers of attorney and proxies will be irrevocable and considered coupled with an interest in the tendered Common Stock. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Common Stock for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Common Stock and other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Common Stock and other securities or rights in respect of any annual, special, adjourned or postponed meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Common Stock to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Common Stock, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Common Stock and other securities or rights, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) or acting by written consent without a meeting in respect of such Common Stock.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Common Stock will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Common Stock of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Common Stock will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, any of their affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

     Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Common Stock in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct Taxpayer Identification Number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on such stockholder and the payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31% of the amount of such payment. All stockholders surrendering Common Stock pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

     Other Requirements. A tender of shares of Common Stock pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered shares of Common Stock (and any and all other shares or other securities issued or issuable in respect of such Common Stock on or after June 2, 1997) and (ii) when the same are accepted for payment by the Purchaser, the Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges, encumbrances and not subject to any adverse claims. Purchaser's acceptance for payment of shares of Common Stock tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

WITHDRAWAL RIGHTS

     Except as otherwise provided in this section, tenders of Common Stock pursuant to the Offer are irrevocable. Common Stock tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 4, 1997. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Common Stock or is unable to purchase Common Stock validly tendered pursuant to the Offer for any reason, then without prejudice to the Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of the Purchaser, subject to Rule 14e-1(c) under the Exchange Act, retain tendered Common Stock and such Common Stock may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this section. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn and the name of the registered holder of the Common Stock to be withdrawn, if different from the name of the person who tendered the Common Stock. If certificates for Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Common Stock has been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Common Stock has been delivered pursuant to the procedure for book-entry transfer as set forth under "-- Procedures for Tendering Common Stock," any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Common Stock and otherwise comply with such Book-Entry Transfer Facility's procedures.

     Withdrawals of tenders of Common Stock may not be rescinded, and any Common Stock properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Common Stock may be retendered by again following one of the procedures described under "-- Procedures for Tendering Common Stock" at any time on or prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of the Purchaser, Parent, any of their affiliates or assigns, the Depositary, the Information

Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Common Stock validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the terms set forth under "-- Withdrawal Rights" promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. See "-- Withdrawal Rights" and "-- Certain Conditions of the Offer." The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Common Stock in order to comply in whole or in part with any applicable law. See "-- Certain Legal Matters." Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Common Stock accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Common Stock, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The consideration per share of Common Stock paid to any stockholder pursuant to the Offer will be the highest consideration paid to any other stockholder of the same class pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Common Stock validly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Common Stock pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Common Stock accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for validly tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE OF THE COMMON STOCK TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Common Stock pursuant to the Offer. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

     If the Purchaser is delayed in its acceptance for payment of or payment for Common Stock or is unable to accept for payment or pay for Common Stock pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange
Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Common Stock, and such Common Stock may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described under "-- Withdrawal Rights."

     If any tendered shares of Common Stock are not purchased pursuant to the Offer for any reason, certificates for any such unpurchased Common Stock will be returned, without expense to the tendering stockholder (or, in the case of Common Stock delivered by book-entry transfer of such Common Stock into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth under "-- Procedures for Tendering Common Stock," such Common Stock will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Common Stock tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Common Stock validly tendered and accepted for payment pursuant to the Offer.

PRICE RANGE OF COMMON STOCK; DIVIDENDS ON THE COMMON STOCK

     The Common Stock currently is listed and traded on the NYSE under the symbol ACO. The following table sets forth the high and low closing prices per share of Common Stock together with the per share dividends paid by the Company for the periods indicated as reported in publicly available sources.

                                                                   HIGH       LOW     DIVIDENDS
                                                                   ----       ---     ---------
1995:
  First quarter..................................................  $34  1/2   $31 3/8   $ .18
  Second quarter.................................................   33  1/8    30         .18
  Third quarter..................................................   32  1/8    26         .18
  Fourth quarter.................................................   29  7/8    23 1/2     .18
1996:
  First quarter..................................................   31  3/4    27 3/4     .20
  Second quarter.................................................   33  3/4    30 7/8     .20
  Third quarter..................................................   33  5/8    30 1/8     .20
  Fourth quarter.................................................   30  3/4    28         .20
1997:
  First quarter..................................................   33         27 1/2     .20
  Second quarter through June 5, 1997............................   39  1/2    31 1/2     .20

     On February 5, 1997, the last full trading day before Parent announced its consideration of a change in its strategic plan with respect to, and relationship with and investment in, the Company, the last reported sale price of the Common Stock on the NYSE was $27 7/8. On May 30, 1997, the last full trading day before the first public announcement of the Offer, the last reported sales price of the Common Stock on the NYSE was $35 1/2. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK.

CERTAIN EFFECTS OF THE OFFER

     Market for the Shares. The purchase of Common Stock pursuant to the Offer will reduce the number of holders of Common Stock and the number of shares of Common Stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Common Stock held by the public.

     Stock Exchange Listing. Depending on the number of shares of Common Stock purchased in the Offer, the Common Stock may no longer meet the requirements of the NYSE for continued listing. According to the NYSE's published guidelines, the NYSE would consider delisting the Common Stock if, among other things, (i) the number of record holders of at least 100 shares should fall below 1,200,
(ii) the number of publicly held shares of Common Stock (exclusive of holdings of officers, directors, members of their immediate families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or (iii) the aggregate market value of publicly held Common Stock (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. According to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Company 10K"), as of March 10, 1997, there were 450 holders of record of Common Stock and, as of March 1, 1997, there were 13,005,106 shares of Common Stock outstanding.

     If the NYSE were to delist the Common Stock, it is possible that the Common Stock would trade on another securities exchange or in the over-the-counter market and that price quotations for the Common Stock would be reported by such exchange, the Nasdaq Stock Market or other sources. The extent of the public market for the Common Stock and availability of such quotations would depend, however, upon such factors as the number of holders, the aggregate market value of the publicly held Common Stock at such time, the interest in maintaining a market in the Common Stock on the part of securities firms, the possible termination of registration of the Common Stock under the Exchange Act and other factors. The Purchaser cannot predict whether the reduction in the number of Common Stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Common Stock or whether it would cause future market prices to be greater or less than the price per share to be paid pursuant to the Offer.

     Exchange Act Registration. The Common Stock is currently registered under the Exchange Act. Registration of the Common Stock under the Exchange Act may be terminated upon application of the Company to the Commission if the Common Stock is neither listed on a national securities exchange or quoted on Nasdaq nor held by 300 or more holders of record. Termination of registration of the Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Common Stock under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Common Stock is not terminated prior to the Merger, then the Common Stock will be delisted from all stock exchanges and the registration of the Common Stock will be terminated following the consummation of the Merger.

     Margin Regulations. The shares of Common Stock are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Common Stock would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers for the purpose of buying, carrying or trading in securities.

CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal offices at 120 Monument Circle, Indianapolis, Indiana 46204 and its telephone number is (317) 488-6666.

     The Company is a holding company for a nationwide network of operating business units engaged in providing insurance broking, risk management consulting, managed health care integration and administration, workers compensation administration, underwriting management and employee benefits consulting services to government, not-for-profit and private sector employers, groups, trusts and associations, and individual consumers. The Company offers to its customers, as broker or agent, a range of products tailored to the specific needs of their particular business which may include health related products (including indemnity insurance, employee benefit programs, and third-party administration), managed care programs, property and casualty insurance, life and disability insurance, and other select financial services. The Company derived approximately 44% of its revenues for the year ended December 31, 1996 from the sale and administration of life and health insurance products underwritten by Parent and or its affiliated insurers.

     Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company 10-K and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (the "Company 10-Q"). More comprehensive financial information is included in the Company 10-K and such Company 10-Q and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such information. The Company 10-K and the Company 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "-- Available Information."

                                 ACORDIA, INC.

                         SELECTED FINANCIAL INFORMATION
           (IN MILLIONS, EXCEPT SHARES, PER SHARE AMOUNTS AND RATIOS)

                                                   THREE MONTHS ENDED      YEAR ENDED DECEMBER
                                                        MARCH 31,                  31,
                                                   -------------------     -------------------
                                                    1997        1996        1996        1995
                                                   -------     -------     -------     -------
                                                       (UNAUDITED)
INCOME STATEMENT DATA:
Revenues.........................................  $ 165.8     $ 164.7     $ 661.0     $ 555.1
Operating income.................................     22.1        22.3        87.3       175.4
Net income.......................................      6.7         7.3        29.9        23.6
Earnings per share...............................     0.50        0.51        2.09        1.64
Earnings per share, fully diluted................     0.49        0.50        2.09        1.64
Cash dividends per share.........................     0.20        0.20        0.80        0.72
Ratio of earnings to fixed charges...............      1.5x        2.8x        1.4x        2.0x
Weighted average shares outstanding..............   13,395      14,361      14,324      14,379
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets.....................................  $ 734.5     $ 721.7     $ 745.6     $ 736.5
Long-term debt...................................    136.7       138.7       136.2       131.6
Other long-term liabilities......................     58.1        36.4        49.2        34.2
Stockholders' equity.............................    206.2       216.9       202.4       212.1
Book value per share.............................  $ 15.86     $ 15.50     $ 15.58     $ 15.19

     Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. Such material should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Company Information. The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although Parent and the Purchaser do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

     Parent is an Indiana domiciled mutual insurance company and is one of the nation's largest health insurance and managed care companies. As an independent licensee of the Blue Cross Blue Shield

Association, Parent offers Blue Cross Blue Shield ("BCBS") branded insurance products in Indiana and, through its subsidiaries, in Ohio and Kentucky. As of December 31, 1996, the Company provided health care coverage or services to approximately four million people throughout these states, and its share of the health insurance and managed care market ranged from 20-30% of the total population in this tri-state region. Parent is licensed to do business in 30 states and, including subsidiary operations, conducts business in all fifty states. As of December 31, 1996, Parent had total assets of $5.0 billion and policyholders' surplus of $1.3 billion.

     The Purchaser is a newly incorporated Delaware corporation and a wholly owned subsidiary of Parent which to date has not conducted any business other than in connection with the Offer and the Merger. The principal executive offices of Parent and the Purchaser are located at 120 Monument Circle, Indianapolis, Indiana 46204. Of the 8,693,056 shares of Common Stock owned beneficially by Parent, 8,693,056 shares of Common Stock are currently held of record by Parent and no shares of Common Stock are currently held of record by the Purchaser. Prior to the closing of the Offer, all of the shares of Common Stock held of record by Parent will be contributed to Purchaser.

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Parent is set forth in Schedule I hereto and incorporated herein by reference.

     During the last five years, none of the Purchaser, Parent or, to the Purchaser's or Parent's knowledge, any person named in Schedule I hereto, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or state securities laws or finding any violation of such laws.

     Set forth below is a summary of certain selected consolidated financial information with respect to Parent and its subsidiaries for the three months ended March 31, 1997 and March 31, 1996, and for the years ended December 31, 1996 and 1995.

     Parent is not subject to the informational reporting requirements of the Exchange Act, and, accordingly, does not file reports or other information with the Commission relating to its business, financial condition or other matters. Parent files certain financial and other information with the Departments of Insurance for the 30 states in which it is licensed to transact insurance business. In addition, the Indiana Department of Insurance conducts regular financial examinations of Parent and, from time to time, state insurance regulatory authorities in any of the 30 jurisdictions may make inquiries regarding Parent's compliance with regulations regarding the conduct of its insurance business. Parent is also subject to the insurance holding company act of each state in which it is licensed. These laws contain requirements and restrictions regarding transactions between an insurance company and its affiliates. Reports that are required to be filed under such holding company acts include information concerning capital structure, ownership, management, general financial condition and certain intercompany transactions. Although state laws vary somewhat, reports and other information submitted by, or otherwise concerning, Parent are generally available from the Departments of Insurance where Parent does business.

     Parent's selected consolidated financial data included herein have been prepared in accordance with generally accepted accounting principles.

                        ANTHEM INSURANCE COMPANIES, INC.

                         SELECTED FINANCIAL INFORMATION
                                 (IN MILLIONS)

                                                  THREE MONTHS ENDED            YEAR ENDED
                                                       MARCH 31,               DECEMBER 31,
                                                 ---------------------     ---------------------
                                                   1997         1996         1996         1995
                                                 --------     --------     --------     --------
                                                      (UNAUDITED)
INCOME STATEMENT DATA:
Revenues.....................................    $1,599.0     $1,598.0     $6,269.6     $6,037.5
Income (loss) before income taxes and
  minority interest..........................        13.5         39.5        119.1       (121.3)
Minority interest in consolidated
  subsidiaries...............................        (1.7)        (2.8)       (12.1)        (8.8)
Net income (loss)............................         4.8         20.1         64.2        (98.0)
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets.................................    $4,880.8     $5,344.9     $4,968.0     $5,345.7
Policy liabilities...........................     1,780.3      1,950.2      1,804.8      1,953.7
Total policyholders' surplus.................     1,316.2      1,281.4      1,347.4      1,314.9

SOURCE AND AMOUNT OF FUNDS

     The Offer is not conditioned upon obtaining any arrangements for the financing of the Offer. Purchaser estimates that the total amount of funds required by the Purchaser to purchase all of the Common Stock pursuant to the Offer, to pay the surrender value of all outstanding Stock Options and all outstanding Great American Warrants and to pay fees and expenses related to the Offer and the Merger will be approximately $216 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution from Parent.

     Parent plans to obtain funds for such capital contribution from available cash on hand, assuming the closing of the sale of the assets of Anthem Casualty Insurance Group, Inc., one of Parent's subsidiaries, which is scheduled to close on June 30, 1997, or, if such closing does not occur, from the liquidation of outstanding short-term investment securities.

DIVIDENDS AND DISTRIBUTIONS

     The Company's Board of Directors declared a quarterly cash dividend to holders of record of Common Stock on May 27, 1997, of $0.20 per share on May 13, 1997, payable on June 16, 1997. Such holders of record will be entitled to receive the quarterly cash dividend whether or not they tender their Common Stock pursuant to the Offer, and no adjustment will be made to the price in the Offer or to any other terms of the Offer as a result of the payment of any such quarterly dividend to such stockholders.

CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, to pay for any Common Stock not theretofore accepted for payment or paid for (and the Purchaser may postpone the acceptance for payment or, subject to the restriction set forth above, payment for any tendered Common Stock pursuant to the Offer), and may amend or terminate the Offer, to the extent provided in the Merger Agreement, unless the Minimum Tender Condition shall have been satisfied or waived in accordance with the terms of the Merger Agreement. Furthermore, notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, in its good faith discretion, subject as aforesaid, to pay for any Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer if, at any time on or after the date of the Merger Agreement (June 2, 1997), and before the acceptance of such

Common Stock for payment or, subject to any applicable rules and regulations of the Commission, the payment therefor, any of the following conditions exist:

          (a) an order shall have been entered in any action or proceeding before any federal or state court or governmental agency or other regulatory body or a permanent injunction by any federal or state court of competent jurisdiction in the United States shall have been issued and remain in effect (i) making illegal the purchase of, or payment for, any shares of Common Stock by the Purchaser, Parent or any of Parent's other subsidiaries; (ii) otherwise preventing the consummation of the Offer or the Merger; or (iii) imposing limitations on the ability of the Purchaser, Parent or any of Parent's other subsidiaries to exercise effectively full rights of ownership of any shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired by the Purchaser pursuant to the Offer on all matters properly presented to the Company's stockholders, which would effect a material diminution in the value of the shares acquired by the Purchaser;

          (b) there shall have been any federal or state statute, rule or regulation enacted, enforced, promulgated, amended or made applicable to the Company, the Purchaser, Parent or any other affiliate of Parent or the Company on or after the date of the Offer by any governmental, regulatory or administrative authority or agency, domestic, foreign or supranational (each, a "Governmental Entity") that could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iii) of paragraph (a) above;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States from that existing at the close of business on the date of the Merger Agreement, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or Governmental Entity on, or other event that, in the reasonable judgment of the Purchaser, is reasonably likely to materially adversely affect the extension of credit by banks or other lending institutions, (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing situations described in clauses (i) through (v) of this paragraph
     (c) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (d) any approval, permit, authorization, favorable review or consent of any Governmental Entity, including, but not limited to, the Indiana Insurance Commissioner, shall not have been obtained;

          (e) the Purchaser shall have reached an agreement or understanding with the Company, including with a majority of the Independent Directors, providing for termination of the Offer;

          (f) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true in any material respect when made or at any time prior to consummation of the Offer as if made at and as of such time;

          (g) the Merger Agreement shall have been terminated in accordance with its terms; or

          (h) the Board of Directors of the Company shall have withdrawn, or materially modified or amended in a manner materially adverse to Parent or the Purchaser, its approval or recommendation of the Offer or the Merger;

which, in the reasonable judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser, Parent or any of Parent's other subsidiaries) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

CERTAIN LEGAL MATTERS

     General. In connection with the Offer and the Merger, Parent must obtain approval from the Indiana Insurance Commissioner for the creation of the Purchaser, the contribution of the shares of Common Stock owned by Parent to the Purchaser and the contribution of cash to the Purchaser to fund the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Parent received the requisite approval to form the Purchaser on June 2, 1997 and expects to receive the other requisite approvals from the Indiana Insurance Commissioner prior to the expiration of the Offer, and such approvals are a condition to the Offer.

     Except as otherwise disclosed herein, based on a review of publicly available information filed by the Company with the Commission, neither the Purchaser nor Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Common Stock by the Purchaser pursuant to the Offer or the Merger or (ii) any approval or other action, by any Governmental Entity, that would be required for the acquisition or ownership of Common Stock by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or action would be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Common Stock tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or Parent or that certain parts of the businesses of the Company, the Purchaser or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Common Stock is subject to certain conditions. See "-- Certain Conditions of the Offer."

     Going Private Transaction. The Offer may be deemed to constitute a "Going Private" transaction under Rule 13e-3 under the Exchange Act. Therefore, Purchaser has filed with the Commission a Transaction Statement on Schedule 13E-3, together with exhibits, in addition to filing with the Commission a Tender Offer Statement on Schedule 14D-1. Pursuant to Rule 13e-3, this Offer to Purchase contains information relating to, among other matters, the fairness of the Offer to the Company's stockholders.

     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. Because Parent already owns more than 50% of the outstanding voting securities of the Company, Parent does not believe that it is required to make any filings pursuant to the HSR Act or that the Offer and the Proposed Merger are subject to the HSR Act.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws governing corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were inapplicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     Except as described herein, Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or pay for shares of Common Stock tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for shares of Common Stock tendered. See "-- Certain Conditions of the Offer."

     Delaware Statute. Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as the Company, from engaging in a business combination with the holder of 15% or more of its outstanding shares (an "interested stockholder") for a period of three years from the time such interested stockholder became the holder of 15% or more of such shares unless such stockholder owned shares in excess of the 15% limitation as of December 23, 1987, such stockholder acquired more than 15% of the stock with the prior approval of the board of the corporation or certain other conditions are satisfied. Parent initially acquired the shares of Common Stock it beneficially owned with the prior approval of the Company's Board of Directors, and more than three years have elapsed since Parent acquired more than 15% of the Common Stock and became an "interested stockholder." Accordingly, Purchaser does not believe that Section 203 of the DGCL is applicable to the Offer or will be applicable to the Merger. See "SPECIAL FACTORS -- Background of the Offer."

     Certain Litigation. On June 4, 1997, an individual and purported class action was commenced in the Court of Chancery of the State of Delaware, New Castle County, purportedly on behalf of stockholders of the Company. The defendants are the Company and its following officers and directors: L. Ben Lytle, Frank C. Witthun, Patrick M. Sheridan, John C. Alpin, Birch E. Bayh, John
C. Crane, Mitchell E. Daniels, Jr., Catherine E. Dolan, Ernie E. Green, Dwane R. Houser, Thomas C. Roberts, William W. Rosenblatt, James B. Stradtner, and Michael L. Smith. The complaint alleges that in connection with the decision to enter into the definitive Merger Agreement with Parent the individual defendants "suffer from conflicts of interest either because they are affiliated with Parent or maintain close business and personal relationships with the members of the Company's senior management," and that the defendants "have violated fiduciary and other common law duties owed to the plaintiff and the other members of the class in that they have not and are not exercising independent judgment, and have acted and are acting to the detriment of the Class." The complaint seeks damages in an unspecified amount, and preliminary and permanent injunctive relief enjoining defendants from proceeding with or consummating the transaction with Parent or rescission in the event the transaction is consummated. The Company intends to, and understands that the other defendants intend to, vigorously defend this lawsuit, including the request for a preliminary injunction. The foregoing description of the complaint is qualified in its entirety by reference to such complaint filed as exhibit (c)(4) to the
Schedule 14D-1 and incorporated by reference.

     On June 4, 1997, another individual and purported class action was commenced in the Court of Chancery of the State of Delaware, New Castle County, purportedly on behalf of stockholders of the Company. The defendants are the Company, Parent, L. Ben Lytle, Patrick M. Sheridan, Dwane R. Houser, and Frank
C. Whitthun. The complaint alleges that in connection with the proposed merger transaction with Parent, the defendants, among other things, have violated fiduciary duties, failed to exercise independent business judgment, and acted to the detriment of the Company's public stockholders for their own personal benefit. The complaint seeks damages in an unspecified amount, preliminary and permanent injunctive relief enjoining Parent from acquiring the outstanding shares of the Company not already owned by it, and an order directing defendants to carry out their fiduciary duties to plaintiff and the purported class. The Company intends to, and understands that the other defendants intend to vigorously defend this lawsuit, including the request for preliminary injunction. The foregoing description of the complaint is qualified in its entirety by reference to such complaint filed as exhibit (c)(5) to the Schedule 14D-1 and incorporated by reference.

FEES AND EXPENSES

     Credit Suisse First Boston is acting as Dealer Manager in connection with the Offer and serving as financial advisor to Parent in connection with its proposed acquisition of the Common Stock. Parent has agreed to pay Credit Suisse First Boston an advisory fee of $100,000 (creditable against the transaction fee) and a transaction fee of $2.5 million in connection with the effort to acquire all of the outstanding Common Stock of the Company, $500,000 of which was payable upon the execution of the Merger Agreement, and the balance of which is payable upon the closing of the Offer if at such time Parent beneficially owns more than 90% of the outstanding shares of Common Stock of the Company or upon the closing of the Merger. Parent has also agreed to reimburse Credit Suisse First Boston for all out-of-pocket expenses, including the fees and expenses of its legal counsel and will indemnify Credit Suisse First Boston against certain liabilities and expenses in connection herewith, including, without limitation, certain liabilities under federal securities laws. In addition, Parent has agreed to pay Credit Suisse First Boston a separate fee of $2.5 million in connection with the sale of Acordia Brokers, which fee shall be payable upon the sale of all or a substantial amount of the assets or capital stock of Acordia Brokers.

     Credit Suisse First Boston may from time to time in the future render various investment banking services to Parent and its affiliates, for which it is expected it would be paid customary fees. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the securities of Parent and the Company for their own account and for the account of customers and accordingly may, at any time, hold long or short positions in such securities. Credit Suisse First Boston has from time to time rendered various investment banking services to the Company.

     D. F. King & Co., Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Common Stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Common Stock. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including, without limitation, certain liabilities under the federal securities laws.

     First Chicago Trust Company of New York has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including, without limitation, certain liabilities under the federal securities laws.

     Except as set forth above, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Common Stock pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Parent or the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

     The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring the expense. Estimated costs and fees to be incurred by Parent in connection with the Offer and the Merger are as follows:

    Investment banking fees.................................................  $2,500,000
    Legal fees..............................................................     350,000
    S.E.C. filing fees......................................................      57,487
    Printing costs..........................................................      50,000
    Solicitation costs......................................................      20,000
    Miscellaneous...........................................................      22,513
                                                                                --------
              Total.........................................................   3,000,000
                                                                                ========

     The Company has advised Parent that the estimated fees and expenses to be incurred by the Company in connection with the Offer and the Merger will be approximately $1,000,000.

MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Common Stock in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Common Stock in such jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser and Parent have filed with the Commission a Transaction Statement on Schedule 13E-3 pursuant to Rule 13e-3 under the Exchange Act, together with Exhibits, and a Tender Offer Statement on Schedule 14D-1 pursuant to Rule 14D-3 under the Exchange Act, together with Exhibits, each of which furnishes certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 13E-3 and Schedule 14D-1, and any amendments thereto, including Exhibits, may be inspected and copies may be obtained in the manner set forth under "-- Certain Information Concerning the Company" (except that such material will not be available at the regional offices of the Commission).

                                          AICI ACQUISITION CORP.

June 6, 1997

                                   SCHEDULE I

          DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER

     1. Directors and Executive Officers of Parent. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years, as well as the amount and nature of the beneficial ownership of the Company's Common Stock, of each director and executive officer of Parent. The principal address of Parent and the current business address for each individual listed below is 120 Monument Circle, Indianapolis, Indiana. Each of the individuals listed below is a citizen of the United States.

                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;   STOCK OWNERSHIP
                                MATERIAL POSITIONS HELD DURING THE PAST FIVE   OF THE COMPANY'S
             NAME                                   YEARS                        COMMON STOCK
------------------------------  ---------------------------------------------  ----------------
Dwane R. Houser...............  Chairman of the Board of Parent. Mr. Houser           8,449(1)
                                has been Chairman of Board of Parent since
                                  October 1995 and a director of the Company
                                  since September 1995. Prior to his
                                  affiliation with Parent, he was Chairman of
                                  the Board and Chief Executive Officer of
                                  Community Mutual Insurance Company, a
                                  health insurance company which merged with
                                  Parent in October 1995 ("CMIC").
L. Ben Lytle..................  Chief Executive Officer, President and              136,500(2)
                                Director of Parent. Mr. Lytle has been
                                  President, Chief Executive Officer and a
                                  director of Parent since March 1989 and
                                  Chairman of the Board of the Company since
                                  it began operations. He served as the
                                  Company's Chief Executive Officer from the
                                  time it began operations until November
                                  1996. From February 1994 to October 1995,
                                  he served as Chairman of the Board of
                                  Parent.
Stephen T. Bow................  Director of Parent. Mr. Bow has been a                2,050
                                director of Parent since 1993. From 1994
                                  until his retirement in December 1996, Mr.
                                  Bow was Chairman and Chief Executive
                                  Officer of Anthem Life Insurance Companies,
                                  and from July 1993 through June 1994 was
                                  President and Chief Executive Officer of
                                  Southeastern Group, Inc., the successor to
                                  Southeastern Mutual Insurance Company,
                                  d/b/a BC/BS of Kentucky (which merged into
                                  Parent in 1993), for whom he served as
                                  President and Chief Executive Officer since
                                  1989.
Vincent A. Chiarucci..........  Director of Parent. Mr. Chiarucci has been a             --
                                director of Parent since October 1995. From
                                  June 1987 until his retirement in January
                                  1995, Mr. Chiarucci was President of Figgie
                                  International, Inc.
Kenneth K. Harper.............  Director of Parent. Mr. Harper has been a               205
                                director of Parent since 1993. Mr. Harper has
                                  been President of The Harper Realty Group,
                                  L.L.C. since 1986.
John R. Hodowal...............  Director of Parent. Mr. Hodowal has been a               --
                                director of Parent since 1991. Mr. Hodowal
                                  has been Chairman and Chief Executive
                                  Officer of IPALCO Enterprises, Inc. since
                                  1989.
Frank B. Hower, Jr. ..........  Director of Parent. Mr. Hower has been a              1,000
                                director of Parent since 1993. From 1980
                                  until his retirement in 1990, Mr. Hower was
                                  Chairman and Chief Executive Officer of
                                  Liberty National Bancorp, Inc.

                                      S-I-1

                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;   STOCK OWNERSHIP
                                MATERIAL POSITIONS HELD DURING THE PAST FIVE   OF THE COMPANY'S
             NAME                                   YEARS                        COMMON STOCK
------------------------------  ---------------------------------------------  ----------------
William G. Mays...............  Director of Parent. Mr. Mays has been a               1,000
                                director of Parent since 1993. Mr. Mays has
                                  been the President of Mays Chemical Co.,
                                  Inc. since 1980.
James W. McDowell, Jr. .......  Director of Parent. Mr. McDowell has been a              --
                                  director of Parent since 1993. He has been
                                  President of McDowell & Associates since
                                  1992 and was Chief Executive Officer of
                                  Dairyman, Inc. from 1980 to 1992.
James A. Perkins..............  Director of Parent. Mr. Perkins has been a              450
                                director of Parent since 1989. From 1964
                                  until his retirement in May 1995, he was
                                  International Representative of United Auto
                                  Workers, Region 3.
George A. Schaeffer, Jr. .....  Director of Parent. Mr. Schaefer has been a              --
                                director of Parent since October 1995. He has
                                  served as President and Chief Executive
                                  Officer of Fifth Third Bancorp/Fifth Third
                                  Bank since 1990.
Andrew W. Skrobola............  Director of Parent. Mr. Skrobola has been a              --
                                director of Parent since October 1995. He has
                                  served as Senior Vice President of Finance
                                  of Thomas Steel Strip Corp. since 1975.
Charles C. Smith, Jr.,
  M.D. .......................  Director of Parent. Dr. Smith has been a                 --
                                director of Parent since 1993. Dr. Smith has
                                  been a physician since 1962.
Dennis J. Sullivan, Jr. ......  Director of Parent. Mr. Sullivan has been a              --
                                director of Parent since October 1995. Since
                                  1993, Mr. Sullivan has been Executive
                                  Counselor of Dan Pinger Public Relations.
                                  From 1987 until 1993, he was Executive Vice
                                  President and Chief Financial Officer of
                                  Cincinnati Bell, Inc.
Sr. Francis M. Thrailkill.....  Director of Parent. Sister Thrailkill has                --
                                been a director of Parent since October 1995.
                                  She has served as President of College of
                                  Mount St. Joseph since 1987.
Fred C. Tucker III............  Director of Parent. Mr. Tucker has been a             2,930
                                director of Parent since 1989. He has been
                                  President of F. C. Tucker Company, Inc.
                                  since 1977.
Thomas C. Walker..............  Director of Parent. Mr. Walker has been a             1,000
                                director of Parent since 1979. From 1980
                                  until his retirement in 1990, Mr. Walker
                                  was Executive Vice President and Chief
                                  Financial Officer of Indiana Bell Telephone
                                  Company, Inc.
Patrick M. Sheridan...........  Executive Vice President and Chief Financial         78,000(2)
                                Officer of Parent. Mr. Sheridan has served as
                                  Executive Vice President and Chief
                                  Financial Officer of Parent since 1987, and
                                  he was Treasurer of Parent from 1987 to
                                  1991. From 1989 until August 1996, he
                                  served as Executive Vice President and
                                  Chief Financial Officer of the Company. Mr.
                                  Sheridan has been a director of the Company
                                  since 1989.
David R. Frick................  Executive Vice President and Chief                    5,278(1)
                                Administrative Officer of Parent. Mr. Frick
                                  has served as Executive Vice President and
                                  Chief Administrative Officer of Parent
                                  since 1995. Prior to joining the Parent, he
                                  was an attorney with Baker & Daniels and
                                  was Managing Partner of the firm from 1987
                                  to 1992.

                                      S-I-2

                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;   STOCK OWNERSHIP
                                MATERIAL POSITIONS HELD DURING THE PAST FIVE   OF THE COMPANY'S
             NAME                                   YEARS                        COMMON STOCK
------------------------------  ---------------------------------------------  ----------------
Bain J. Farris................  Executive Vice President of Integrated Health         1,524
                                Care Delivery of Parent. Mr. Farris has
                                  served as Executive Vice President since
                                  January 1995. From 1986 through 1994, he
                                  was President and Chief Executive Officer
                                  of St. Vincent Hospital and Health Center.

---------------
(1) Amount includes restricted stock as to which the executive has the right to vote and receive dividends but does not have the right to dispose of such stock until the expiration of various restriction periods as follows: Mr. Houser -- 5,076 restricted shares and Mr. Frick -- 3,045.5 restricted shares. During such restriction periods, the restricted stock is subject to forfeiture upon termination of the executive's employment with Parent or one of its subsidiaries.

(2) Amount includes 31,500 exercisable options held by Mr. Lytle; and 18,000 exercisable options held by Mr. Sheridan.

     2. Directors and Executive Officers of the Purchaser. The executive officers of the Purchaser are Dwane R. Houser, Chairman; L. Ben Lytle, President; Patrick M. Sheridan, Treasurer; and David R. Frick, Secretary. The directors of the Purchaser are Messrs. Houser, Lytle, Sheridan and Frick. The current business address, citizenship and present occupation or employment and material occupations, positions, offices or employments for the past five years, as well as the amount and nature of the beneficial ownership of the Company's Common Stock, of each such officer and director of the Purchaser are as set forth above.

                                      S-I-3

                                  SCHEDULE II

                      PURCHASES OF COMMON STOCK BY PARENT

     Set forth below are the amount of shares of Common Stock purchased by Parent since January 1, 1995, the range of prices paid for such shares and the average purchase price for each quarterly period of the Company during such period:

                FISCAL QUARTER                   NUMBER OF SHARES   PRICE RANGE    AVERAGE PRICE
-----------------------------------------------  ----------------   -----------   ----------------
4th Quarter 1995...............................        58,400       $27 1/2-29 1/8 $28.36125
1st Quarter 1996...............................       418,600       $27 3/4-31    39.375
2nd Quarter 1996...............................         4,500       $31 7/8-32 1/2 32.1875
3rd Quarter 1996...............................            --       --            --
4th Quarter 1996...............................            --       --            --
1st Quarter 1997...............................         5,988(1)    N/A(1)        N/A(1)

---------------

(1) The transactions reported consist of Parent's acceptance of restricted shares of Common Stock in satisfaction of tax withholding obligations of participants in the Anthem Acordia Stock Plan upon the lapse of restrictions upon such shares, at the request of the participants, pursuant to the plan.

                                     S-II-1

                                    ANNEX I

      SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262.  Appraisal rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                                      A-I-1

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the

                                      A-I-2
     effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound,

                                      A-I-3
as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                      A-I-4

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for shares of Common Stock and any other required documents should be sent or delivered by each Stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

            By Mail:                        By Hand:                 By Overnight Delivery:
  First Chicago Trust Company     First Chicago Trust Company     First Chicago Trust Company
          of New York                     of New York                     of New York
      Tenders & Exchanges             Tenders & Exchanges             Tenders & Exchanges
           Suite 4660           c/o The Depository Trust Company            Suite 4680
         P.O. Box 2569              55 Water Street, DTC TAD             14 Wall Street
 Jersey City, New Jersey 07303  Vietnam Veterans Memorial Plaza     New York, New York 10005
                                    New York, New York 10041
          By Facsimile Transmission                         To Confirm Receipt of
      (For Eligible Institutions Only):                Notice of Guaranteed Delivery:

               (201) 222-4720                                  (201) 222-4707
                     or
               (201) 222-4721

     Any questions and request for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and addresses below. You may also contact your local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                                77 Water Street
                            New York, New York 10005
                         Call Toll Free (800) 207-2872

                      The Dealer Manager for the Offer is:

                             [CREDIT SUISSE LOGO]

                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll Free (888) 624-6123
June 6, 1997